Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
WINSTON HOTELS, INC.,
WINN LIMITED PARTNERSHIP,
INLAND AMERICAN REAL ESTATE TRUST, INC.
and INLAND AMERICAN ACQUISITION (WINSTON), LLC

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(continued)

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AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 2, 2007, by and among Winston Hotels, Inc., a North Carolina corporation operating so as to qualify as a real estate investment trust (the “Company”), WINN Limited Partnership, a North Carolina limited partnership whose sole general partner is the Company (the “Operating Partnership” and together with the Company the “Company Parties ”), Inland American Real Estate Trust, Inc., a Maryland corporation (the “Parent”), Inland American Acquisition (Winston), LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“MergerCo” and together with Parent, the “Buyer Parties”).
RECITALS
     WHEREAS, the parties hereto wish to effect a business combination through a merger of the Company with and into MergerCo, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the North Carolina Business Corporation Act (the “NCBCA”), pursuant to which the separate corporate existence of the Company shall thereupon cease (the “Merger”);
     WHEREAS, the Special Committee has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Contemplated Transactions” and, together with the Merger, the “Merger Transactions”) are advisable and fair to, and in the best interests of, the Company and its shareholders on the terms and subject to the conditions set forth herein and (b) recommended the adoption and approval of this Agreement and the Merger Transactions by the board of directors of the Company (the “Company Board”);
     WHEREAS, the Company Board, based on the unanimous recommendation of the Special Committee, has (a) approved this Agreement and the Merger Transactions, (b) determined that this Agreement and the Merger Transactions are advisable and fair to, and in the best interests of, the Company and its shareholders on the terms and subject to the conditions set forth herein, (c) directed that this Agreement and the Merger and the Contemplated Transactions be submitted for consideration at a meeting of the Company’s shareholders (the “Company Shareholders Meeting”) and (d) recommended the adoption and approval of this Agreement and the Merger and the Contemplated Transactions by the Company’s shareholders;
     WHEREAS, the Company, as the sole general partner of the Operating Partnership, has approved this Agreement and deemed it advisable and in the best interests of the Operating Partnership to enter into this Agreement and to consummate the Merger Transactions on the terms and subject to the conditions set forth herein;
     WHEREAS, the board of directors of Parent have approved this Agreement, the Merger and the Contemplated Transactions and declared that this Agreement, the Merger and the Contemplated Transactions are advisable and in the best interests of Parent and its shareholders on the terms and subject to the conditions set forth herein;

     WHEREAS, Parent, as the manager and sole member of MergerCo, has approved this Agreement, the Merger and the Contemplated Transactions and declared that this Agreement, the Merger and the Contemplated Transactions are advisable and in the best interests of MergerCo and its sole member on the terms and subject to the conditions set forth herein;
     WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger Transactions as set forth herein and to prescribe various conditions thereto as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows.
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. Each of the following terms is defined as follows:
     “2005 GE Loan Agreement” has the meaning set forth in Section 7.14.
     “Acquired Company” means each of the Company and each Subsidiary of the Company, and “Acquired Companies” means the Company and the Subsidiaries of the Company, collectively.
     “Acquisition Agreement” has the meaning set forth in Section 6.3(c).
     “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent or its Affiliates) contemplating or otherwise relating to any Acquisition Transaction.
     “Acquisition Transaction” means, other than any of the Merger Transactions, any transaction or series of related transactions involving any (i) reorganization, dissolution, liquidation or recapitalization of any of the Acquired Companies, (ii) merger, consolidation, share exchange, business combination, tender offer, exchange offer or other similar acquisition of any of the Acquired Companies, (iii) sale, lease, exchange, transfer, license, acquisition or disposition of more than twenty percent (20%) of the assets of the Acquired Companies, taken as a whole, (iv) direct or indirect acquisition or purchase of more than twenty percent (20%) of the shares of capital stock, partnership interests or other equity interests of the Acquired Companies, taken as a whole, except for any purchase by the Company of Company Common Stock, (v) similar transaction or business combination involving any Acquired Company or any of their businesses, shares of capital stock, partnership interests, other equity interests or assets, (vi) public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or (vii) any combination of any of the foregoing.

     “Affiliate” means, as to any specified Person, (i) any trust, shareholder, equity owner, officer or director of such Person and their associates (as defined in Rule 12b-2 under the Exchange Act) or (ii) any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, employed by or is under common control with, the specified Person. For the purposes of this definition and the definition of Subsidiary, “control ” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
     “Agreement” has the meaning set forth in the preamble hereto.
     “Articles of Merger” has the meaning set forth in Section 2.2.
     “Balance Sheet” means the balance sheet of the Acquired Companies included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2006.
     “Balance Sheet Date” means December 31, 2006.
     “Buyer Parties” means Parent and MergerCo.
     “CERCLA” has the meaning set forth in Section 4.19(c).
     “Certificate of Formation” has the meaning set forth in Section 2.3(a).
     “Closing” has the meaning set forth in Section 2.4.
     “Closing Date” has the meaning set forth in Section 2.4.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Common Unit Consideration” has the meaning set forth in Section 3.2(b).
     “Common Unit Holders” means the holders of Common Units (other than the Company and Parent) immediately prior to the Merger Effective Time.
     “Common Units” means all partnership interests in the Operating Partnership that are not specifically designated as Series B Preferred Units in the Operating Partnership Agreement.
     “Company” means Winston Hotels, Inc., a North Carolina corporation operating so as to qualify as a real estate investment trust.
     “Company Board” has the meaning set forth in the Recitals hereto.
     “Company Board Recommendation” has the meaning set forth in Section 7.2(b).
     “Company Common Share Merger Consideration” has the meaning set forth in Section 3.1(c).

     “Company Common Stock” means the Company’s Common Stock, $0.01 par value per share.
     “Company Expenses” has the meaning set forth in Section 11.3(a)(v).
     “Company Intellectual Property” has the meaning set forth in Section 4.6.
     “Company Parties” means the Company and Operating Partnership.
     “Company Plan” means the Winston Hotels, Inc. Stock Incentive Plan.
     “Company Series A Preferred Stock” means the Company’s 9.25% Series A Cumulative Preferred Stock, $0.01 par value per share.
     “Company Preferred Share Merger Consideration” has the meaning set forth in Section 3.1(g).
     “Company Series B Preferred Stock” means the Company’s 8.00% Series B Cumulative Preferred Stock, $0.01 par value per share.
     “Company SEC Reports” has the meaning set forth in Section 4.4.
     “Company Shareholders Meeting” has the meaning set forth in the Recitals hereto.
     “Company Termination Fee” means an amount equal to $11,000,000 in cash.
     “Company Triggering Event” means (i) (x) the failure of the Company Board to recommend that the Company’s shareholders vote to adopt this Agreement, (y) a Recommendation Withdrawal or (z) any statement by the Company Board, the Special Committee or the Company, in any written material filed with the SEC, that the Company Board or the Special Committee does not believe that this Agreement and the Merger Transactions are in the best interests of the Company’s shareholders; (ii) the failure of the Company to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Company Board and the Special Committee has determined and believes that this Agreement and the Merger Transactions are in the best interests of the Company’s shareholders; (iii) the approval, endorsement or recommendation of the Company Board and the Special Committee of, or the public announcement of its intent to approve, endorse or recommend, any Acquisition Proposal; (iv) the entry into a Contract (other than a confidentiality agreement entered into in compliance with Section 6.3(a)) by any of the Acquired Companies relating to an Acquisition Proposal, or the public announcement of its intent to do so; (v) the failure of the Company to comply with Section 6.3(a); or (vi) a tender or exchange offer relating to securities of any of the Acquired Companies shall have been commenced by someone other than Parent or its Affiliates and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer.
     “Confidentiality Agreement” has the meaning set forth in Section 6.1(b).

     “Consent” means any approval, consent, ratification, permission, waiver or authorization by, filing with or notification to, any Person (including any Governmental Authorization).
     “Contemplated Transactions” has the meaning set forth in the Recitals hereto.
     “Continuing Employees” has the meaning set forth in Section 7.4.
     “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, including, in each case, any amendments, supplements or modifications thereto.
     “Covered Parties” has the meaning set forth in Section 7.5(a).
     “Current Policy” has the meaning set forth in Section 7.5(c).
     “DLLCA” has the meaning set forth in the Recitals hereto.
     “Debt” means, as to any Person, at a particular time, (i) indebtedness for borrowed money or for the deferred purchase price of property (which shall not include accounts payable incurred in the ordinary course of business) in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (ii) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (iii) obligations of such Person to purchase or repurchase accounts receivable, chattel paper or other payment rights sold or assigned by such Person, (iv) obligations secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property or services subject to such mortgage or Encumbrance, (v) obligations for any amounts under any deferred compensation programs, (vi) indebtedness or obligations of such Person under or with respect to letters of credit, notes, bonds, debentures or other debt instruments, (vii) obligations of such Person under any interest rate swap, cap or collar agreement, currency or hedging arrangements or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in interest rates, in each case whether contingent or matured and including all breakage, termination or prepayment fees and (viii) obligations for penalty payments, redemption premiums, charges, breakage costs, yield maintenance amounts and other expenses relating to the prepayment of any obligations of the types referred to in this definition of Debt.
     “Disclosure Letter” means the disclosure letter in respect of the Acquired Companies as delivered by the Company to Parent on the date hereof simultaneously with the execution and delivery of this Agreement.
     “DRIP” has the meaning set forth in Section 3.5.
     “Employee Benefit Plans” has the meaning set forth in Section 4.12(a).

     “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any kind or nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise, transfer or pledge of any other attribute of ownership of any asset).
     “End Date” has the meaning set forth in Section 11.1(b).
     “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned or operated by any of the Acquired Companies or JV Entities or (b) any violation, or alleged violation, of any Environmental Law.
     “Environmental Laws” means all applicable Legal Requirements relating to pollution or protection of human health or the environment, including ambient air, surface water, ground water, land surface or subsurface strata, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
     “Environmental Permits” has the meaning set forth in Section 4.19(a).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Fund” has the meaning set forth in Section 3.3(a).
     “Facilities” means any real property, including the Properties, leaseholds or other interests currently or formerly owned in fee simple or pursuant to a ground leasehold interest or operated by any Acquired Company, together with any buildings, plants, structures or equipment located thereon, including hotels, parking lots and structures, convention centers, meeting facilities, restaurant, bar and lounge facilities, and all furnishings, fixtures and equipment located therein or thereon.

     “Franchise Agreements” has the meaning set forth in Section 4.8(f).
     “GAAP” means the generally accepted accounting principles in the United States of America.
     “Governmental Authorization” means any (i) permit, license, certificate, franchise, approval, consent, ratification, waiver, certification, decree, decision, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available or the expiration or termination of any applicable waiting period by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (ii) right under any Contract with any Governmental Body.
     “Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government or (iii) governmental or quasi-governmental regulatory or administrative authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or other Person and any court, arbitral body, self-regulated entity or other tribunal).
     “Ground Leased Properties” has the meaning set forth in Section 4.8(a).
     “Ground Leases” has the meaning set forth in Section 4.8(a).
     “H&W” has the meaning set forth in Section 9.4.
     “Hazardous Substances” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnification Event” has the meaning set forth in Section 7.5(a).
     “Insurance Amount” has the meaning set forth in Section 7.5(c).
     “Intellectual Property” means (i) trademarks, service marks, trade names and Internet domain names, together with all goodwill connected therewith or symbolized thereby, (ii) patents (including any continuations and continuations in part), (iii) copyrights, (iv) trade secrets and know-how, (v) copyrightable works and copyrights and (vi) registrations and applications for registration of any of the foregoing.
     “IRS” means the Internal Revenue Service of the United States federal government.
     “JV Entities” means the joint venture entities of the Company set forth on Exhibit A attached hereto, including the Minority JV Entities as specified on Exhibit A attached hereto.
     “knowledge”: An individual will be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, following reasonable inquiry. A Person (other than an individual) will be deemed to have “knowledge” of a particular fact or other matter if any individual who is currently serving as an executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act and in the case of the Company Parties, limited to such Persons listed as such in the Company’s proxy statement for its 2006 annual meeting of shareholders filed with the SEC on March 17, 2006) of such Person is actually aware of such fact or other matter, following reasonable inquiry. Notwithstanding the foregoing, with respect to any Person’s knowledge concerning circumstances pertaining to or affecting the Minority JV Entities, the parties hereto hereby acknowledge and agree that such Person’s duty of reasonable inquiry shall not include a duty to make inquiries of the Minority JV Entities.
     “Legal Proceeding” means any action, suit, litigation, claim, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, executive order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, applied, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NYSE or any other stock exchange, if applicable).
     “Liabilities” has the meaning set forth in Section 4.28.
     “Limited Liability Company Agreement” has the meaning set forth in Section 2.3(b).
     “Loan Documents” has the meaning set forth in Section 4.29.
     “Loans” has the meaning set forth in Section 4.29.
     “Mailing Notice” has the meaning set forth in Section 6.6.
     “Management Agreement Documents” has the meaning set forth in Section 4.9.
     “Material Adverse Effect”: An event, change, effect or development will be deemed to have a “Material Adverse Effect” on the Acquired Companies if such event, change, effect, development or other matter (a) has had, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, on the business, financial condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Companies, taken as a whole, excluding any effects arising out of or resulting from any adverse change following the date of this Agreement in the financial credit or real estate markets, or other change following the date of this Agreement in general economic conditions, or an outbreak or escalation of hostilities, a national emergency or war, or the occurrence of any act of terrorism, in each case, except if the Acquired Companies, taken as a whole, are materially and disproportionately affected thereby, (b) has had, or would reasonably be expected to have, a material adverse effect on the ability of the Company Parties to timely consummate the Merger

Transactions or to timely perform any of their respective obligations under this Agreement, or (c) has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation of the Merger Transactions. An event, change, effect, development or other matter will be deemed to have a “Material Adverse Effect” on Parent if such event, change, effect, development or other matter (i) has had, or would reasonably be expected to have, a material adverse effect on the ability of the Buyer Parties to timely consummate the Merger Transactions or to timely perform any of their respective obligations under this Agreement, or (ii) has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation of the Merger Transactions. For purposes of clarification, no event, change, effect, development or other matter attributable to compliance with the terms of, or the taking of any action expressly required by, this Agreement or any of the Merger Transactions, including the payment of the Wilbur Break-up Fee and the loss by the Acquired Companies of certain customers, suppliers, franchisors or employees solely as a result of the performance of this Agreement or the announcement of the Merger Transactions, solely to the extent that such losses are reasonably consistent in scope and magnitude with the average losses experienced by companies operating in the industry in which the Company Parties operate in connection with change-of-control transactions, shall be deemed in itself, or in any combination, to constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Acquired Companies; provided, however, that with respect to the representations and warranties set forth in Sections 4.2(d) and 5.4(b), only the language in the first two (2) sentences of this paragraph shall be applied in determining whether a “Material Adverse Effect” has occurred with respect to such Sections 4.2(d) and 5.4(b).
     “Material Contract” has the meaning set forth in Section 4.16(a).
     “Merger” has the meaning set forth in the Recitals hereto.
     “Merger Effective Time” has the meaning set forth in Section 2.2.
     “Merger Transactions” has the meaning set forth in the Recitals hereto.
     “MergerCo” means Inland American Acquisition (Winston), LLC, a Delaware limited liability company and wholly-owned Subsidiary of Parent.
     “MergerCo Common Units” has the meaning set forth in Section 3.1(a).
     “Minority JV Entity” means any JV Entity that does not qualify as a Subsidiary of the Company per the first sentence of the definition of “Subsidiary” and is therefore not a Subsidiary of the Company. The term “Minority JV Entity” shall include all Subsidiaries of such Minority JV Entity, and shall include each of the JV Entities specified as a Minority JV Entity on Exhibit A attached hereto.
     “Multiemployer Plan” has the meaning set forth in Section 4.12(g).
     “NCBCA” has the meaning set forth in the Recitals hereto.
     “New Employee Benefit Plans” has the meaning set forth in Section 7.4.

     “NYSE” has the meaning set forth in Section 7.1.
     “Operating Partnership” means WINN Limited Partnership, a North Carolina limited partnership whose sole general partner is the Company.
     “Operating Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated July 11, 1997, as amended from time to time.
     “Option Holder Notice” has the meaning set forth in Section 3.1(d).
     “Option Merger Consideration” has the meaning set forth in Section 3.1(d).
     “Options” has the meaning set forth in Section 3.1(d).
     “Organizational Documents” has the meaning set forth in Section 4.1(b).
     “Owned Real Properties” has the meaning set forth in Section 4.8(a).
     “Ownership Limitation” has the meaning set forth in the Articles of Incorporation of the Company, as amended from time to time, as in effect on the date hereof.
     “Parent” means Inland American Real Estate Trust, Inc., a Maryland corporation.
     “Parent Expenses” has the meaning set forth in Section 11.3(a)(ii).
     “Parent Termination Fee” has the meaning set forth in Section 11.3(a)(v).
     “Paying Agent” has the meaning set forth in Section 3.3(a).
     “Permits” has the meaning set forth in Section 4.13(b).
     “Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments, governmental charges or levies or mechanics and other statutory liens (A) that are not material in amount relative to the property affected and (B) that are not yet delinquent or are being contested in good faith and by appropriate proceedings in respect thereof during which collection or enforcement is stayed, (ii) inchoate mechanics’ and materialmen’s liens for construction in progress and arising in the ordinary course of business of the Acquired Companies, (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Acquired Companies, (iv) with respect to real property, zoning restrictions, survey exceptions, utility easements, rights of way and similar Encumbrances that are imposed by any Governmental Body having jurisdiction thereon or that otherwise are typical for the applicable property type and locality and that, individually or in the aggregate, do not interfere materially, or would not reasonably be expected to interfere materially, with the current use and operation of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property, (v) with respect to real property, any title exception (whether material or immaterial) disclosed in any Title Policy provided or made available to Parent prior to the date hereof, Encumbrances and obligations arising under the Material Contracts (including any Encumbrance securing mortgage debt disclosed in the Disclosure Letter), the Ground Leases and any other Encumbrance that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property and/or (vi) other Encumbrances being contested in the ordinary course of business in good faith and which, individually or in the aggregate, do not materially impair, or would not reasonably be expected to impair, the continued use and operation of the assets to which they relate in the conduct of the business of any Acquired Company.
     “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.
     “Pre-Closing Period” has the meaning set forth in Section 6.1(a).
     “Properties” has the meaning set forth in Section 4.8(a).
     “Proxy Statement” has the meaning set forth in Section 4.23.
     “Qualified Plans” has the meaning set forth in Section 4.12(d).
     “Qualifying Income” has the meaning set forth in Section 11.3(b).
     “Recommendation Withdrawal” has the meaning set forth in Section 7.2(b).
     “REIT” has the meaning set forth in Section 4.11(b).
     “Representatives” means, with respect to any Person, the equity holders, partners, employees, consultants, officers, directors, agents, attorneys, accountants, advisors, debt and equity financing sources and representatives of such Person.
     “Required Company Shareholder Vote” has the meaning set forth in Section 4.2(b).
     “Restricted Shares” has the meaning set forth in Section 3.1(e).
     “Sarbanes-Oxley Act” has the meaning set forth in Section 4.14(a).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Series B Preferred Units” means all partnership interests in the Operating Partnership specifically designated as Series B Preferred Units in the Operating Partnership Agreement.
     “Space Leases” has the meaning set forth in Section 4.8(c).

     “Special Committee” means the special committee of the Company Board appointed to evaluate, negotiate and recommend actions with respect to Acquisition Transactions involving the Company, including the Merger Transactions, and to represent the Company in connection therewith.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which (i) if a corporation, (x) a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (y) that Person otherwise has direct or indirect control thereof, by Contract or otherwise or (ii) if a limited liability company, partnership, association, joint venture or other business entity (other than a corporation), (x) a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses, (y) that Person shall be or control any managing director or general partner of such business entity (other than a corporation) or (z) that Person otherwise has direct or indirect control thereof, by Contract or otherwise. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary, and, when used with respect to the Company, shall include each of the Acquired Companies listed on Section 4.1(b) of the Disclosure Letter, including each of the JV Entities (except for the Minority JV Entities), in each case, as specified and listed on Exhibit A attached hereto.
     “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal (except that references to twenty percent (20%) within the definition of “Acquisition Proposal” will be deemed to be references to “more than fifty percent (50%)”) made by a third party on terms that the Company Board (acting through the Special Committee) determines, in its good faith judgment, after consultation with its or the Special Committee’s, as applicable, financial advisors and outside legal counsel, taking into account, among other things, all of the terms, conditions and circumstances of the Acquisition Proposal, to be more favorable to the Company’s shareholders from a financial point of view than the terms of the Merger Transactions (after giving effect to any modification to this Agreement proposed by the Buyer Parties) and to be reasonably capable of being consummated.
     “Superior Proposal Notice” means the at least three (3) business days’ written notice from the Company to Parent that the Company or its Special Committee is in receipt of an unsolicited Superior Proposal and is prepared to approve, authorize or recommend such Superior Proposal or the applicable amendment to a Superior Proposal, specifying the material terms and conditions of such Superior Proposal or amendment thereto (and a copy thereof, if available) and identifying the third party making such Superior Proposal or amendment thereto.
     “Superior Proposal Termination Procedures” has the meaning set forth in Section 11.1(f).
     “Surviving Entity” has the meaning set forth in Section 2.1(a).

     “Tax” means (i) any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), (ii) any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Taxing Authority and (iii) any liability pursuant to any statute or agreement for an amount described in clauses (i) or (ii) above owed by another party.
     “Tax Protection Agreement” has the meaning set forth in Section 4.11(t).
     “Tax Return” means any return (including any information return), report, statement, estimate, schedule, notice, notification, form, election, certificate or other document filed with, or required to be filed with, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Taxing Authority” means a Governmental Body responsible for the imposition, administration or collection of any Tax.
     “Title Policies” has the meaning set forth in Section 4.8(b).
     “Transfer Taxes” has the meaning set forth in Section 7.7.
     “Treasury Regulations” means the final and temporary income tax regulations promulgated under the Code, as such regulations may be amended from time to time. References to specific provisions of the Treasury Regulations shall be deemed to include the corresponding provisions of succeeding provisions of the Treasury Regulations.
     “Tribeca Contract” means the Agreement of Purchase and Sale, dated as of February 13, 2006 and amended as of May 2, 2006 and October 4, 2006, by and between the Operating Partnership and York Street, LLC, as amended as of February 21, 2007.
     “Wilbur Break-up Fee” means the Company Termination Fee and Parent Expenses, each as defined in the Wilbur Merger Agreement, that is to be paid to Wilbur Acquisition Holding Company, LLC at or prior to the time of the effectiveness of the termination of the Wilbur Merger Agreement.
     “Wilbur Break-up Fee Reimbursement” has the meaning set forth in Section 11.3(b).
     “Wilbur Merger Agreement” means the Agreement and Plan of Merger dated as of February 21, 2007 by and among the Company, the Operating Partnership, Wilbur Acquisition Holding Company, LLC and Wilbur Acquisition, Inc.

ARTICLE II
THE MERGER
     Section 2.1 General.
     (a) Subject to the terms and conditions of this Agreement, and in accordance with the DLLCA and the NCBCA, at the Merger Effective Time, MergerCo and the Company shall consummate the Merger pursuant to which (i) the Company shall be merged with and into MergerCo and the separate existence of the Company shall thereupon cease and (ii) MergerCo shall be the surviving entity in the Merger (the “Surviving Entity”). The Merger shall have the effects specified in the DLLCA and the NCBCA.
     (b) Subject to the terms and conditions of this Agreement, at the Merger Effective Time, Parent shall purchase one hundred (100) Common Units of the Operating Partnership for a cash purchase price of one hundred dollars ($100.00) and Parent shall become a limited partner of the Operating Partnership.
     Section 2.2 Effective Time. At the Closing and immediately prior to the Merger Effective Time, MergerCo and the Company shall duly execute and file a certificate of merger and articles of merger with respect to the Merger in a form that complies with the DLLCA and the NCBCA, respectively (collectively, the “Articles of Merger”) with the Secretary of State of the State of Delaware and the Secretary of State of the State of North Carolina, respectively, in accordance with the DLLCA and the NCBCA, respectively. The Merger shall become effective upon such time as the Articles of Merger have been accepted for record by the Secretary of State of the State of Delaware and the Secretary of State of the State of North Carolina, respectively, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DLLCA and the NCBCA as the effective time of the Merger but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the Secretary of State of the State of Delaware and the Secretary of State of the State of North Carolina, respectively (the “Merger Effective Time”).
     Section 2.3 Certificate of Formation; Limited Liability Company Agreement.
     (a) At the Merger Effective Time, the Certificate of Formation of MergerCo, as in effect immediately prior to the Merger Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter amended as provided therein or by applicable law (the “Certificate of Formation”).
     (b) The limited liability company agreement of the Company, as in effect immediately prior to the Merger Effective Time, shall be the limited liability company agreement of the Surviving Entity until thereafter amended as provided therein or by applicable law (the “Limited Liability Company Agreement”).
     Section 2.4 Closing. Unless this Agreement shall have been terminated in accordance with Article XI, the closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third business day) after all of the conditions set forth in Articles VIII, IX and X (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver thereof) shall have been satisfied or waived by the party hereto entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties hereto (the “Closing Date”). The Closing shall take place at the offices of DLA Piper US LLP, Raleigh, North Carolina, or at such other place as agreed to by the parties hereto.
     Section 2.5 Manager and Officers; General Partner and Limited Partners.
     (a) (i) The manager of MergerCo immediately prior to the Merger Effective Time shall be the manager of the Surviving Entity, and (ii) the officers of MergerCo immediately prior to the Merger Effective Time shall be the officers of the Surviving Entity, in each case, to hold such position in accordance with the Certificate of Formation and Limited Liability Company Agreement.
     (b) The general partner of the Operating Partnership immediately after the Merger Effective Time shall be the Surviving Entity and the limited partner of the Operating Partnership immediately after the Merger Effective Time shall be Parent.
ARTICLE III
EFFECTS OF THE MERGER
     Section 3.1 Effects on Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, MergerCo, the Company or any of their respective shareholders or unitholders:
     (a) Each common unit of MergerCo (the “MergerCo Common Units”), shall be converted into one validly issued, fully paid and nonassessable common unit of the Surviving Entity.
     (b) Except for each share of Company Common Stock as of the Merger Effective Time held in the name of the Company, as trustee, for the benefit of the individual participants in the Winston Hotels, Inc. Executive Deferred Compensation Plan, each share of Company Common Stock and Company Series B Preferred Stock that is owned by any of the Acquired Companies or by Parent, MergerCo or any other Subsidiary of Parent immediately prior to the Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.
     (c) Each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than shares to be canceled in accordance with Section 3.1(b)) shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to $15.00 without interest (the “Company Common Share Merger Consideration”).
     (d) Not later than the earlier of the time at which the Company gives notice of the Contemplated Transactions to its shareholders and the date that is thirty (30) days prior to the Merger Effective Time, the Company shall notify each holder of the options granted pursuant to the Company Plan (“Options”), in writing, of the Contemplated Transactions in accordance with the Company Plan (the “Option Holder Notice”). Immediately prior to the Merger Effective

Time, all such Options that remain unvested automatically shall become fully vested. The Option Holder Notice shall (i) apprise the holders of outstanding Options of their ability to exercise the Options in accordance with the Company Plan prior to the Merger Effective Time, (ii) disclose that, if not exercised, such Options will terminate at the Merger Effective Time and (iii) disclose that if any Options are not exercised prior to the Merger Effective Time and terminate as contemplated in clause (ii), the holders of such Options will be entitled to receive the Option Merger Consideration in respect of such Options. As of the Merger Effective Time, each outstanding Option shall be terminated by virtue of the Merger and each holder of an Option shall cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated Option, a single lump sum payment (without interest and subject to the deduction and withholding of such amounts as Parent, the Surviving Entity or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law) in cash an amount equal to the Company Common Share Merger Consideration, minus the exercise price for such Option (the “Option Merger Consideration”). Payment of the Option Merger Consideration to each of the holders of Options entitled thereto shall be made as soon as practicable after the Merger Effective Time, subject to the terms and conditions of this Agreement. Any amounts withheld and paid over to the appropriate taxing authority by Parent, the Surviving Entity or the Paying Agent will be treated for all purposes of this Agreement as having been paid to the holder of the Option in respect of whom such deduction and withholding was made. If the exercise price per share of any such Option is equal to or greater than the Company Common Share Merger Consideration, such Option shall be canceled without any cash payment being made in respect thereof. Prior to the Merger Effective Time, the Company shall take all actions required by the Company Plan under which such Options were granted to cause such Company Plan and all Options granted thereunder to terminate at the Merger Effective Time, including adopting any plan amendments and resolutions and obtaining any required Consents, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Entity.
     (e) Immediately prior to the Merger Effective Time, all restricted share awards (“Restricted Shares”) granted pursuant to the Company Plan or otherwise that remain unvested automatically shall become fully vested and free of any forfeiture restrictions and each Restricted Share shall be considered an outstanding share of Company Common Stock for all purposes of this Agreement, including the right to receive the Company Common Share Merger Consideration. Prior to the Merger Effective Time, the Company will adopt such resolutions and will take such other actions, including adopting any plan amendments and obtaining any required Consents, as shall be required to effectuate the actions contemplated by this Section 3.1(e), without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Entity.
     (f) If, subsequent to the date of this Agreement but prior to the Merger Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization, or any dividend or other distribution payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or other similar transaction, the Company

Common Share Merger Consideration, the Option Merger Consideration and the Common Unit Consideration shall be appropriately adjusted so that the aggregate amount payable pursuant to this Agreement to effect the Merger Transactions shall not have increased as a result of such adjustment.
     (g) Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Merger Effective Time (other than shares to be canceled in accordance with Section 3.1(b)) shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to the sum of (i) $25.44 per share (if the Merger Effective Time occurs on or prior to June 30, 2007) or $25.38 per share (if the Merger Effective Time occurs after June 30, 2007 and on or prior to September 30, 2007) plus (ii) any accrued and unpaid dividends as of the Merger Effective Time (the “Company Preferred Share Merger Consideration”).
     Section 3.2 Effect on Partnership Units.
     At the Merger Effective Time:
     (a) Parent shall purchase one hundred (100) Common Units of the Operating Partnership for a cash purchase price of one hundred dollars ($100.00) and Parent shall be a limited partner of the Operating Partnership.
     (b) Each Common Unit issued and outstanding immediately prior to the Merger Effective Time that is held by the Common Unit Holders shall automatically be converted into, and canceled in exchange for, the right to receive, at the Merger Effective Time, an amount in cash to be paid by Parent equal to the Company Common Share Merger Consideration, without interest, multiplied by the Conversion Factor (as defined in the Operating Partnership Agreement) for each Common Unit held by such Common Unit Holder (the “Common Unit Consideration”).
     (c) Each Series B Preferred Unit outstanding under the Operating Partnership immediately prior to the Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.
     Section 3.3 Exchange Procedures; Stock Transfer Books.
     (a) Prior to the Merger Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying and exchange agent hereunder (the “Paying Agent”). At the Merger Effective Time, Parent shall, or shall cause any of the Acquired Companies to, deposit with the Paying Agent cash in an amount necessary to pay all of the Company Common Share Merger Consideration, Company Preferred Share Merger Consideration, Option Merger Consideration and Common Unit Consideration. The amounts deposited pursuant to the prior sentence shall hereinafter be referred to as the “Exchange Fund.” Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Company Common Share Merger Consideration, Company Preferred Share Merger Consideration, Option Merger Consideration and Common Unit Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.
     (b) As soon as reasonably practicable, and in no event more than five (5) business days after the Merger Effective Time, Parent shall cause the Paying Agent to send (i) to each Person who was, immediately prior to the Merger Effective Time, a holder of record of certificates of Company Common Stock, Common Units and/or Company Series B Preferred Stock (A) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify including (1) a provision confirming that delivery of certificates shall be effected, and risk of loss and title to certificates shall pass to the Paying Agent, only upon delivery of such certificates to the Paying Agent, and (2) a form of certification by the Person executing such letter of transmittal to the effect that either (x) such Person is not “foreign” for purposes of Sections 897 and 1445 of the Code or (y) such Person has not owned, directly or indirectly, more than five percent (5%) of the outstanding Company Common Stock or Company Series B Preferred Stock at any time during the five (5) years preceding the Merger Effective Time, and (B), if applicable, instructions for use in effecting the surrender of certificates in exchange for either Company Common Share Merger Consideration, Company Preferred Share Merger Consideration or Common Unit Consideration to which the holder thereof is entitled, and (ii) to each holder of an Option, a check in an amount equal to the Option Merger Consideration due and payable to such holder pursuant to Section 3.1(d) in respect of such Option. Upon surrender of a certificate for cancellation to the Paying Agent, if applicable, together with a duly executed letter of transmittal (completed in accordance with the instructions thereto) and such other documents as may be reasonably required by the Paying Agent or Parent, (A) the holder shall be entitled to receive in exchange therefor the applicable Company Common Share Merger Consideration, Company Preferred Share Merger Consideration or Common Unit Consideration payable in respect of the shares of Company Common Stock, Company Series B Preferred Stock or Common Units, as applicable, pursuant to the provisions of this Article III and (B) the certificates (if any) so surrendered shall be canceled. Until surrendered as contemplated by this Section 3.3(b), each certificate shall be deemed from and after the Merger Effective Time to represent only the right to receive, upon such surrender, the applicable Company Common Share Merger Consideration, Company Preferred Share Merger Consideration or Common Unit Consideration as contemplated by this Section 3.3(b). No interest shall be paid or accrue on any of the Company Common Share Merger Consideration, Company Preferred Share Merger Consideration, Option Merger Consideration or Common Unit Consideration. In the event of a transfer of ownership of Company Common Stock, Company Series B Preferred Stock or Common Units that is not registered in the transfer records of the Company or the Operating Partnership, if applicable, payment may be made to a Person other than the Person in whose name the certificate (if any) so surrendered is registered, if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. If any certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any portion of the Exchange Fund, require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claims that may be made against the Paying Agent, Parent or the Surviving Entity with respect to such certificate.

     (c) As of the Merger Effective Time, all shares of Company Common Stock (other than shares of Company Common Stock to be canceled and retired in accordance with Section 3.1(b)) and Company Series B Preferred Stock (other than shares of Company Series B Preferred Stock to be canceled and retired in accordance with Section 3.1(b)) issued and outstanding immediately prior to the Merger Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares shall cease to be holders thereof and to have any rights with respect thereto, except the right to receive the Company Common Share Merger Consideration or Company Preferred Share Merger Consideration, as applicable, upon surrender of the certificate (if any) representing such shares in accordance with this Section 3.3. The Company Common Share Merger Consideration and Company Preferred Share Merger Consideration paid upon the surrender of certificates (if any) in accordance with the terms of this Section 3.3 shall be deemed to have been delivered (and paid) in full satisfaction of all rights and privileges pertaining to the Company Common Stock and Company Series B Preferred Stock exchanged therefor and, if applicable, represented by such certificates exchanged therefor. The Option Merger Consideration paid with respect to the Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Options, and on and after the Merger Effective Time the holder of an Option shall have no further rights with respect to any Option, other than the right to receive the Option Merger Consideration as provided in Section 3.1(d).
     (d) As of the Merger Effective Time, all Common Units shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Common Unit Holder shall cease to be a holder thereof and to have any rights with respect thereto, except the right to receive Common Unit Consideration. The Common Unit Consideration paid upon the surrender of certificates (if any) in accordance with the terms of this Section 3.3 shall be deemed to have been delivered (and paid) in full satisfaction of all rights and privileges pertaining to the Common Units to be redeemed therefor and, if applicable, represented by such certificates exchanged therefor.
     (e) At the Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of the Company Common Stock and Company Series B Preferred Stock on the records of the Company.
     (f) The Paying Agent shall invest any cash included in the Exchange Fund in liquid debt securities rated AA or higher by at least two nationally-recognized rating agencies or as otherwise directed by Parent; provided, that no such investment or loss thereon shall affect the amounts payable to the Company’s shareholders and Option holders pursuant to this Section 3.3. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for any other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration, Company Preferred Share Merger Consideration, Option Merger Consideration or Common Unit Consideration as contemplated hereby (other than as a result of the failure of the representation and warranty set forth in Section 4.3 to be true and correct), Parent shall promptly replace or restore the portion of the Exchange Fund lost though investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full. Any interest and other income resulting from such investments shall promptly be paid to Parent.
     (g) Any portion of the Exchange Fund that remains undistributed to holders of shares of Company Common Stock, Company Series B Preferred Stock, Common Units or Options as of the date twelve (12) months after the Merger Effective Time shall be delivered to Parent or the Surviving Entity, and any holders of shares of Company Common Stock, Company Series B Preferred Stock, Common Units or Options prior to the Merger who have not theretofore complied with this Section 3.3 shall thereafter look only to the Surviving Entity or Parent for payment of any portion of the Company Common Share Merger Consideration, Company Preferred Share Merger Consideration, Option Merger Consideration or Common Unit Consideration, as applicable.
     (h) None of the Buyer Parties, the Company Parties, the Paying Agent or the Surviving Entity, or any of their respective Representatives or Affiliates shall be liable to any holder or former holder of Company Common Stock, Company Series B Preferred Stock, Options, Common Units, or to any other Person, with respect to any portion of the Company Common Share Consideration, Company Preferred Share Merger Consideration, Common Unit Consideration or Option Merger Consideration, or for any cash amounts, if the Exchange Fund has properly been delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement. If any certificate has not been surrendered prior to three (3) years after the Merger Effective Time (or immediately prior to such earlier date on which any Company Common Share Merger Consideration, Company Preferred Share Merger Consideration, Common Unit Consideration or Option Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Body), any such shares, cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.
     Section 3.4 Withholding Rights. Parent, the Surviving Entity or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Surviving Entity or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of whom such deduction and withholding was made by Parent, the Surviving Entity or the Paying Agent, as applicable.
     Section 3.5 Termination of DRIP. The Company shall take all actions necessary to terminate its Dividend Reinvestment and Share Purchase Plan (the “ DRIP ”), effective as soon as possible after the date of this Agreement, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Entity or any other Company Party or Buyer Party as a result of such purchase or the exercise of such rights at or after such date.
     Section 3.6 Further Actions. If at any time after the Merger Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any of the Acquired Companies or MergerCo or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Entity and its proper officers and directors or its designees shall be authorized to execute and deliver, in the name and on behalf of the Company, MergerCo and the Operating Partnership, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, MergerCo and the Operating Partnership all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any of the Acquired Companies or MergerCo, as applicable, and otherwise to carry out the purposes of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES
     Except as set forth in the Disclosure Letter, the Company and the Operating Partnership hereby (a) jointly and severally represent and warrant to the Buyer Parties as of the date hereof and (b) shall jointly and severally represent and warrant to the Buyer Parties as of the Closing Date (or, in each case, if made as of a specific date, as of such date), as follows:
     Section 4.1 Organization and Good Standing.
     (a) Each Acquired Company, and to the knowledge of the Acquired Companies, each Minority JV Entity, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with all requisite power and authority to conduct its business as now being conducted, to own or use the respective properties and assets that it purports to own or use, and to perform all of its obligations under all Material Contracts to which it is a party. Each Acquired Company, and to the knowledge of the Acquired Companies, each Minority JV Entity, is duly qualified to do business as a foreign corporation or other foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies.
     (b) Section 4.1(b) of the Disclosure Letter lists all the Acquired Companies and indicates as to each its jurisdiction of organization, the percentage of its outstanding capital stock or other equity interests that is held by any Acquired Company, and, except in the case of the Company, its shareholders or unit holders. The Company has made available to Parent prior to the date hereof copies of the articles or certificate of incorporation, bylaws and other organizational documents, in each case, as amended to date and as currently in effect (collectively, the “Organizational Documents”), of each of the Acquired Companies.
     (c) Section 4.1(c) of the Disclosure Letter sets forth a complete list of Persons, other than those set forth in Section 4.1(b) of the Disclosure Letter, in which any Acquired Company has a direct or indirect interest, together with (i) the jurisdiction of organization of each Person listed, (ii) the names of the other members and partners in each Person listed and (iii) the respective percentage interests of each such members or partners in each Person listed. The Company has made available to Parent prior to the date hereof copies of the Organizational Documents of each JV Entity listed in Section 4.1(c) of the Disclosure Letter.
     (d) All Organizational Documents of the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities are in full force and effect. None of the Acquired Companies are in material violation of the Organizational Documents of any of the Acquired Companies.
     (e) The Company has made available to Parent prior to the date hereof copies of the charters of each committee of the Company Board and any code of conduct or similar policy adopted by the Company.
     Section 4.2 Authority; No Conflict.
     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and, subject to the approvals described in Section 4.2(b), to consummate the Merger Transactions. The Company Parties have taken all steps necessary to (i) cause the Merger Transactions to comply with or be exempted from any Organizational Document of any of the Acquired Companies that would otherwise prohibit, hinder or delay such transactions and (ii) render any and all limitations on ownership of (A) Company Common Stock and (B) Common Units, including the ownership limit set forth in the Organizational Documents of the Company and the Operating Partnership Agreement, inapplicable to the Merger Transactions.
     (b) Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger Transactions have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the Merger Transactions, other than (i) the affirmative approval of the Merger by at least a majority of all the votes entitled to be cast on the matter by the holders of all outstanding shares of Company Common Stock (the “Required Company Shareholder Vote”) and (ii) the execution, filing with, and the acceptance for record by the Secretary of State of the State of North Carolina of the Articles of Merger as required by the Secretary of State of the State of North Carolina. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the Buyer Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles.
     (c) The Operating Partnership (through the Company as its sole general partner) has all necessary partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger Transactions. The execution, delivery and performance by the Operating Partnership of this Agreement and the consummation by the Operating Partnership of the Merger Transactions, have been duly and validly authorized by all necessary partnership proceedings on behalf of the Operating Partnership, including by all necessary action of the general partner of the Operating Partnership, and no other partnership proceedings are necessary to authorize this Agreement or to consummate the Merger Transactions. Other than the approval of the general partner of the Operating Partnership, which approval has been obtained, and the Required Company Shareholder Vote, no other vote or approval of the holders of any class or series of the capital stock, partnership interests or other equity interest of any of the Acquired Companies are necessary to approve the Merger Transactions. This Agreement has been duly and validly executed and delivered by the Operating Partnership (and by the Company on behalf of the Operating Partnership) and, assuming the due authorization, execution and delivery by each of the Buyer Parties, constitutes a legal, valid and binding obligation of the Operating Partnership, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles.
     (d) Subject to the Required Company Shareholder Vote, except as set forth in Section 4.2(d) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of any of the Merger Transactions do or will, directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Companies or, to the knowledge of the Acquired Companies, the Organizational Documents of any of the Minority JV Entities, or (B) any resolution adopted by the board (or similar governing body) or the shareholders (or similar holders of equity therein) of any of the Acquired Companies or, to the knowledge of the Acquired Companies, such resolutions of any of the Minority JV Entities; (ii) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction or decree to which any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, or any of the assets owned or used by any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, is or may be subject; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities; (iv) cause any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with or result in a violation or breach of any provision of, or result in the loss of any material right or benefit under, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance, other than any Permitted Encumbrance, upon or with respect to any of the assets owned or used by any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, except, in the case of clauses (iii), (iv),

(v), (vi), (vii) and (viii) above, for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies or any of the Merger Transactions.
     (e) The execution and delivery of this Agreement by the Company Parties does not, and the performance of this Agreement and the consummation of the Merger Transactions will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws, (B) the pre-merger notification requirements of the HSR Act, if any, (C) the filing with the SEC of the Proxy Statement relating to the Merger to be sent to the Company’s shareholders, (D) any filings required under any securities exchange or quotation service and (E) filing of the Articles of Merger as required by the DLLCA and the NCBCA, respectively, and appropriate corresponding documents with the appropriate authorities in other states in which the Company is qualified as a foreign corporation to transact business; and (ii) where the failure to obtain such Consents, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies or any of the Merger Transactions.
     Section 4.3 Capitalization.
     (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, 3,000,000 shares of Company Series A Preferred Stock and 5,000,000 shares of Company Series B Preferred Stock. As of the date hereof, (i) 29,414,967 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of Company Series A Preferred Stock are issued and outstanding, (iii) 3,680,000 shares of Company Series B Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (iv) 10,000 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Options granted pursuant to the Company Plan, (v) 1,298,480 shares of Company Common Stock are reserved for issuance upon the conversion of Common Units into shares of Company Common Stock pursuant to the terms of the Operating Partnership Agreement, and (vi) no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding warrants. As of the date hereof, the Conversion Factor (as defined in the Operating Partnership Agreement) is equal to 1.0.
     (b) There are no bonds, debentures, notes or other Debt or, other than the capital stock and options described in Section 4.3(a), securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.
     (c) Set forth in Schedule 4.3(c) of the Disclosure Letter is, with respect to each Option granted by the Company as of the date of this Agreement, information regarding the identity of the grantee, the number of Options subject to the grant, the exercise/conversion price and expiration date and the Company Plan under which it was issued. All shares of Company Common Stock subject to issuance as described in Section 4.3(a) will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, nonassessable and not subject to any preemptive rights.

All Options, when issued, had an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock. As of the Merger Effective Time, all outstanding Options will be terminated by virtue of the Merger and each holder of an Option shall cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated Option, the Option Merger Consideration.
     (d) Except as set forth in Section 4.3 of the Disclosure Letter, there are no outstanding contractual obligations of any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities to repurchase, redeem or otherwise acquire any shares of capital stock of any of the Acquired Companies.
     (e) The Company does not have a “poison pill” or similar stockholder rights plan.
     Section 4.4 SEC Reports. The Company has filed all forms, reports, schedules, statements and other documents (including all exhibits) required to be filed by it with the SEC since January 1, 2002 (as amended to date, collectively, the “Company SEC Reports”). The Company SEC Reports at the time they were filed, or if amended or restated prior to the date hereof, at the time of such later amendment or restatement, (a) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which such statements were made, not misleading. No Subsidiary of the Company is, or has been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Body that performs a similar function to that of the SEC or any securities exchange or quotation service. The Company has made available to Parent prior to the date hereof copies of all material correspondence between the SEC, on the one hand, and the Acquired Companies, on the other hand, since January 1, 2004 through the date of this Agreement. As of the date of this Agreement, the Company has no outstanding and unresolved comments from the SEC with respect to any of the Company SEC Reports.
     Section 4.5 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference into the Company SEC Reports (including, in each case, any notes thereto): (a) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (b) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC and (c) fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, as the case may be, as of the dates thereof and for the periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments). Except as set forth in Section 4.5 of the Disclosure Letter, all of the Subsidiaries of the Company are consolidated in accordance with GAAP.
     Section 4.6 Intellectual Property. Except as disclosed in Section 4.6 of the Disclosure

Letter, (i) with respect to Intellectual Property used by, owned by or licensed to any of the Acquired Companies (“Company Intellectual Property”), the Acquired Companies own the entire right, title and interest in or have the valid right to use the Company Intellectual Property in the continued operation of its business as currently conducted, and (ii) all fees and filings required to maintain any registration of any Intellectual Property used by the Company have been paid or timely filed, are current and are not in default or in arrears. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies, to the knowledge of the Acquired Companies, (a) the conduct of the business of the Acquired Companies as currently conducted does not infringe or otherwise violate the Intellectual Property rights of any third party, and (b) no third party is infringing or otherwise violating the Company Intellectual Property rights.
     Section 4.7 Personal Property. Except as set forth in Section 4.7 of the Disclosure Letter, the Acquired Companies have good and marketable title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies. Except as set forth in Section 4.7 of the Disclosure Letter, none of the Acquired Company’s ownership of or leasehold interest in any such personal property is subject to any Encumbrances, except for (a) assets that, collectively, have a book value of less than $500,000, (b) Permitted Encumbrances or (c) Encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies.
     Section 4.8 Real Property; Leaseholds.
     (a) Section 4.8(a)(i) of the Disclosure Letter sets forth a true and complete list of the real property currently owned by any Acquired Company, or to the knowledge of the Acquired Companies, any Minority JV Entity, and sets forth the Acquired Company (or the Minority JV Entity, as applicable) owning such properties (collectively, the “Owned Real Properties”). Section 4.8(a)(ii) of the Disclosure Letter sets forth a true and complete list of the real property currently ground leased by any Acquired Company, and to the knowledge of the Acquired Companies, any Minority JV Entity (collectively, the “Ground Leased Properties” and, together with the Owned Real Properties, the “Properties”), and sets forth the Acquired Company (or the Minority JV Entity, as applicable) holding such leasehold interest, with the name of the lessor and the date of the lease, any subleases and assignments, any guarantees given and each amendment to any of the foregoing (collectively, the “Ground Leases”). The Acquired Company (or, to the knowledge of the Acquired Companies, the Minority JV Entity, as applicable) as set forth in Section 4.8(a)(i) of the Disclosure Letter owns good, valid and marketable fee simple title to the Owned Real Properties, and the Acquired Company (or, to the knowledge of the Acquired Companies, the Minority JV Entity, as applicable) set forth in Section 4.8(a)(ii) of the Disclosure Letter owns good, valid and subsisting leasehold title to the Ground Leased Properties, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances, except as would not have a Material Adverse Effect on the Acquired Companies. None of the Properties is (i) subject to any decree or order of any Governmental Body to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore or (ii) subject to any pending or, to the knowledge of the Acquired Companies, threatened rezoning proceedings, which would reasonably be expected to have a

Material Adverse Effect on the Acquired Companies (or, to the knowledge of the Acquired Companies, the applicable Minority JV Entity). No Acquired Company or, to the knowledge of the Acquired Companies, any Minority JV Entity, as applicable, has received notice of any violation in any material respect of any covenants, conditions or restrictions affecting any Properties.
     (b) Except as set forth in Section 4.8(b) of the Disclosure Letter, and except as would not have a Material Adverse Effect on the Acquired Companies, all Title Policies and surveys for the real property currently owned by any Acquired Company and, to the knowledge of the Acquired Companies, any Minority JV Entity have been provided or made available to Parent prior to the date hereof. No Acquired Company or, to the knowledge of the Acquired Companies, any Minority JV Entity, has received any written notice and is not otherwise aware that valid policies of title insurance or title commitments for which premiums have been paid (collectively, the “Title Policies”) insuring the Acquired Companies’ (or, to the knowledge of the Acquired Companies, the Minority JV Entities’, as applicable) fee simple or leasehold title to the Properties owned or ground leased by any Acquired Company (or, to the knowledge of the Acquired Companies, any Minority JV Entity, as applicable) are not in full force and effect.
     (c) Except as set forth in Section 4.8(c) of the Disclosure Letter, and except as would not have a Material Adverse Effect on the Acquired Companies, each real property lease or sublease (other than the Ground Leases) to which any Acquired Company and, to the knowledge of the Acquired Companies, any Minority JV Entity, is a party or subject, as either a tenant, landlord, lessee, lessor, sublandlord or subtenant, has been provided or made available to Parent prior to the date hereof (collectively, the “Space Leases”).
     (d) Except as would not have a Material Adverse Effect on the Acquired Companies, each of the Ground Leases and the Space Leases is valid, binding and in full force and effect as against the Acquired Companies (or, to the knowledge of the Acquired Companies, the Minority JV Entities, as applicable). No Acquired Company or, to the knowledge of the Acquired Companies, no Minority JV Entity, as applicable, has (i) received notice under any of the Ground Leases or the Space Leases of any default, and, to the knowledge of the Acquired Companies, no event has occurred which, with notice or lapse of time or both, would constitute a material default by any Acquired Company (or any Minority JV Entity, as applicable) thereunder or (ii) assigned its interest in any of the Ground Leases or Space Leases or sublet any part of the premises thereby or exercised any option or right thereunder except as, in each case, would not individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies. No penalties are accrued or unpaid under any Ground Lease or Space Lease, except for penalties that would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies.
     (e) Except as set forth in Section 4.8(e) of the Disclosure Letter or as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies, and except for capital improvements in the ordinary course of business consistent with past practice and reflected on the capital expenditures budget of the Acquired Companies as made available to Parent prior to the date hereof and ongoing product improvement plan (PIP) obligations as set forth in Section 4.8(e) of the Disclosure Letter, to the knowledge of the Acquired Companies, (i) there is no Property whose building systems are not in working order, (ii) there is no physical damage to any Property, (iii) there is no pending and incomplete renovation or restoration to any Property, and (iv) there are no material structural defects relating to any Property.
     (f) Section 4.8(f) of the Disclosure Letter sets forth (i) a true and complete list of the real property in respect of which any Acquired Company, or to the knowledge of the Acquired Companies, any Minority JV Entity, has the right, pursuant to a franchise, license, satellite agreement, franchise development agreement, area development agreement, development incentive agreement or other Contract (together with any amendment, guarantees and any ancillary documents and agreements related thereto, the “Franchise Agreements”) to utilize a brand name or other rights of a hotel chain or system from any Person and (ii) the applicable brand of such property. Each such Franchise Agreement has been provided or made available to Parent prior to the date hereof and is valid, binding and in full force and effect as against the Acquired Companies (or the Minority JV Entities, as applicable). Except as expressly and specifically disclosed in the Company’s filings under the Exchange Act filed prior to the date hereof or as otherwise disclosed on Section 4.8(f) of the Disclosure Letter, no Acquired Company (or, to the knowledge of the Acquired Companies, the Minority JV Entities, as applicable) has received or delivered written notice under any of the Franchise Agreements of any material default, including any failure to meet any inspection under any Franchise Agreement, and, to the knowledge of the Acquired Companies, no event has occurred which, with notice or lapse of time or both, would constitute a material default by any Acquired Company (or any Minority JV Entity, as applicable).
     Section 4.9 Management Agreements. Section 4.9 of the Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any Properties or Space Leases on behalf of any of the Acquired Companies (or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, as applicable), and describes the property that is subject to such management agreement, the Acquired Company that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on any Acquired Company and relating thereto (collectively, the “Management Agreement Documents”). True, correct and complete copies of all Management Agreement Documents have been made available to Parent prior to the date hereof. Each of the Management Agreement Documents is valid, binding and in full force and effect as against the Acquired Company that is a party thereto.
     Section 4.10 Unexpired Option Agreements. Except as set forth in Section 4.10 of the Disclosure Letter, as of the date of this Agreement neither the Acquired Companies nor, to the knowledge of the Acquired Companies, the Minority JV Entities have granted any unexpired option agreements or rights of first refusal with respect to the purchase of Properties or any portion thereof or any other unexpired rights in favor of any third party to purchase or otherwise acquire a Property which would be triggered by any of the Merger Transactions.
     Section 4.11 Taxes.
     (a) Each of the Acquired Companies (i) has timely filed (or had filed on their behalf) all material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Body) and (ii) has paid (or had paid on their behalf) or will timely pay Taxes (whether or not shown on such Tax Returns) that are required to be paid by it.

Such Tax Returns are true, correct and complete in all material respects. The most recent financial statements contained in the Company SEC Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Acquired Companies for all taxable periods and portions thereof through the date of such financial statements, and Taxes payable by the Acquired Companies on the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of any of the Acquired Companies in filing their Tax Returns. True and complete copies of all federal Tax Returns that have been filed with the IRS by the Company Parties with respect to the taxable years commencing on or after January 1, 2004, have been provided or made available to Representatives of Parent prior to the date hereof. None of the Acquired Companies has executed or filed with the IRS or any other Taxing Authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including any applicable statute of limitation), which waiver or extension is currently in effect, and, except as set forth in Section 4.11(a) of the Disclosure Letter, no power of attorney with respect to any Tax matter is currently in force with respect to any of the Acquired Companies.
     (b) The Company, (i) for each taxable year of its existence has been subject to taxation as a real estate investment trust (“REIT”) within the meaning of Section 856 of the Code and has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for such years, (ii) has operated to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) shall continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that includes the Closing Date (excluding, in the case of clause (iii), the distribution requirements). The Company has not taken any action or omitted to take any action that would reasonably be expected to result in a successful challenge by the IRS to its status as a REIT, and no challenge to the Company’s status as a REIT is pending or has been threatened in a writing delivered to the Company or, to the knowledge of the Acquired Companies, otherwise threatened. Excluding any Person in which the Company holds an equity interest of ten percent (10%) or less by both vote and value, within the meaning of Code Section 856(c)(4)(B)(iii), the Company does not own any interest (including through any Acquired Company) in any Person that is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code. The Company is not receiving or accruing any amount, directly or indirectly, that would be excluded from “rents from real property” pursuant to Section 856(d)(2)(B) of the Code.
     (c) Each Subsidiary of the Company that is a partnership, joint venture, or limited liability company and that has not elected to be a “taxable REIT subsidiary” within the meaning of Code Section 856(1) (i) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not, since the later of its formation or the acquisition by the Company of a direct or indirect interest therein, owned any assets (including securities) that have caused the Company to violate Section 856(c)(4) of the Code or would cause the Company to violate Section 856(c)(4) of the Code on the last day of any calendar quarter after the date hereof.

     (d) None of the Acquired Companies holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.
     (e) The Acquired Companies have not incurred any liability for material Taxes under sections 856(c), 856(g), 857(b), 860(c) or 4981 of the Code or any rules similar to Section 1374 of the Code and (ii) none of the Acquired Companies has incurred any liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business. To the knowledge of the Acquired Companies, no event has occurred, and no condition or circumstance exists, which would reasonably be expected to result in any Tax described in the preceding sentence being imposed on the Company. None of the Acquired Companies has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the knowledge of the Acquired Companies, none of the Acquired Companies has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code. To the knowledge of the Acquired Companies, no event has occurred, and no condition or circumstance exists, that presents a risk that any Tax described in the preceding two (2) sentences will be imposed on any of the Acquired Companies.
     (f) All deficiencies asserted or assessments made with respect to any of the Acquired Companies by the IRS or any other Taxing Authority covering or including any of the Acquired Companies have been fully paid, and, to the knowledge of the Company, there are no other material audits, examinations or other proceedings relating to any Taxes of the Acquired Companies by any Taxing Authority in progress. Except as set forth in Section 4.11(f) of the Disclosure Letter, none of the Acquired Companies has received any written notice from any Taxing Authority that it intends to conduct such an audit, examination or other proceeding in respect of Taxes or make any assessment for Taxes. To the knowledge of the Acquired Companies, no audit, examination, or other proceeding is threatened. None of the Acquired Companies is a party to any litigation or pending litigation or administrative proceeding relating to Taxes.
     (g) The Acquired Companies have complied, in all material respects, with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign Legal Requirements) and have duly and timely withheld and have paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Legal Requirements.
     (h) No claim has been made in a writing delivered to the Company or applicable Acquired Company by a Taxing Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that any of the Acquired Companies is or may be subject to taxation by that jurisdiction, and to the knowledge of the Acquired Companies, no such claim is threatened.
     (i) Except as set forth in Section 4.11(i) of the Disclosure Letter, none of the Acquired Companies has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

     (j) None of the Acquired Companies is a party to any Tax sharing or similar agreement or arrangement pursuant to which it could have any obligations after the Closing.
     (k) None of the Acquired Companies has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.
     (l) None of the Acquired Companies (other than an Acquired Company that is a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code) (i) is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement), as a transferee or successor or by Contract or otherwise.
     (m) Other than Permitted Encumbrances, there are no Encumbrances for Taxes (other than Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP) upon any of the assets of any of the Acquired Companies.
     (n) There is no Tax Protection Agreement currently in force and, as of the date of this Agreement, no Person has raised in writing, or to the knowledge of the Acquired Companies, threatened to raise, a claim against any of the Acquired Companies for any breach of any Tax Protection Agreement.
     (o) None of the Acquired Companies is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.
     (p) None of the Acquired Companies has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).
     (q) Subject to the necessary conditions set forth in Section 4.11(q) of the Disclosure Letter, the Company has the right to make or to require, and, after the Merger Effective Time will continue to have the right to make or to require, each entity in which any Acquired Company owns an equity interest in and that is subject to federal income tax as a partnership to make an election under Section 754 of the Code (and any corresponding elections under state or local tax law) to adjust the basis of its property as provided in Sections 734(b) and 743(b) of the Code.
     (r) Section 4.11(r) of the Disclosure Letter sets forth each entity in which any of the Acquired Companies owns an equity interest and states whether such entity is classified as a partnership, disregarded entity, or a corporation for federal income tax purposes. In the case of an entity classified as a corporation for federal income tax purposes, such schedule states whether an effective election has been made to treat such entity as a “taxable REIT subsidiary” under Section 856(l) of the Code.
     (s) To the knowledge of the Acquired Companies, as of the date hereof, the Company is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B)

of the Code.
     (t) As used herein, “Tax Protection Agreement” means any written or oral agreement to which any of the Acquired Companies is a party or otherwise subject pursuant to which: (a) any liability to holders of partnership interests in any Subsidiary of the Company relating to Taxes may arise, whether or not as a result of the consummation of any of the Merger Transactions; (b) in connection with the deferral of income Taxes of a holder of partnership interests of any Subsidiary of the Company, any of the Acquired Companies has agreed to (i) maintain a minimum level of debt or continue a particular debt or allocate a certain amount of debt to a particular partner, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections and/or (iv) only dispose of assets in a particular manner; and/or (c) limited partners of the Operating Partnership (i) have guaranteed Debt of the Operating Partnership or any Subsidiary thereof or (ii) agreed to indemnify another Person with respect to such Person’s liability for Debt of the Operating Partnership or any Subsidiary thereof.
     Section 4.12 Employee Benefits.
     (a) Section 4.12(a) of the Disclosure Letter lists, and the Company has made available to Parent prior to the date hereof a copy of (or if there is no written document, a written summary of), all employee benefit plans, programs, policies, practices and other arrangements currently providing benefits to any current or former employee, officer or director of any of the Acquired Companies or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by any such Acquired Company, any of its Subsidiaries or an ERISA Affiliate or to which any such Acquired Company contributes or is obligated to contribute (“Employee Benefit Plans”). Without limiting the generality of the foregoing, the term “Employee Benefit Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee bonus, incentive, deferred compensation, stock purchase, stock option, severance, stock-based, stock appreciation right or other equity-based incentive, profit sharing, termination, retention, hospitalization or other medical, death benefit, other welfare, supplemental unemployment benefits, workers’ compensation, short term disability, life insurance, employee loan, change of control and material fringe benefit plans, programs or agreements, and the related option agreements of the Company.
     (b) Except as expressly and specifically disclosed in the Company’s filings under the Exchange Act filed prior to the date hereof, as required under this Agreement or as set forth in Section 4.12(b) of the Disclosure Letter, since January 1, 2007, there has not been (i) any adoption or material amendment by any of the Acquired Companies of any Employee Benefit Plans (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of any of the Acquired Companies or any beneficiary thereof, or entered into, maintained or contributed to, as the case may be, by any of the Acquired Companies which would provide for a modification of benefits or consideration due thereunder which would exceed $1,000,000 in the aggregate under all Employee Benefit Plans (excluding any employment agreements or amendments thereto listed in Section 4.12(b) of the Disclosure Letter), or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Employee Benefit Plan which would, in either case, increase materially the expense of maintaining such Employee Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 2006. Except as expressly contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of any of the Merger Transactions will (either alone or in conjunction with any other event) limit in any way, the Surviving Entity’s ability to amend or terminate any Employee Benefit Plan, or result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any obligation to fund any trust or other arrangement with respect to compensation or benefits under an Employee Benefit Plan or any payment or benefit to any current or former employee, officer, consultant or director of the Acquired Companies, any of its Subsidiaries or an ERISA Affiliate, except for the accelerated vesting of Company Stock Options and Restricted Shares in accordance with their terms as in effect on the date hereof.
     (c) With respect to each Employee Benefit Plan, the Company has made available to Parent prior to the date hereof a copy of: (i) each writing constituting a part of such Employee Benefit Plan, including all plan documents, benefit schedules, trust agreements and insurance contracts and other funding vehicles; (ii) the three (3) most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any.
     (d) Section 4.12(d) of the Disclosure Letter identifies each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). With respect to each such Qualified Plan all related trusts are exempt from U.S. federal income taxation under Section 501(a) of the Code, and either the IRS has issued a favorable determination letter that has not been revoked, or it is in a prototype, master or volume submitter plan document that has been pre-approved by the IRS and, to the knowledge of the Acquired Companies, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.
     (e) All contributions required to be made to any Employee Benefit Plan by applicable Legal Requirements or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports to the extent required by GAAP.
     (f) To the knowledge of the Acquired Companies, each of the Acquired Companies has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all Legal Requirements applicable to the Employee Benefit Plans. There is not now, nor do any circumstances exist that, to the knowledge of the Acquired Companies, would reasonably be expected to give rise to, any requirement for the posting of security with respect to an Employee Benefit Plan or the imposition of any Encumbrance, except for Permitted Encumbrances, on the assets of the Company under ERISA or the Code. To the knowledge of the Acquired Companies, no prohibited transaction has occurred with respect to any Employee

Benefit Plan which could result in material liability to the Company.
     (g) The Acquired Companies or any ERISA Affiliate do not now maintain, and have at no time maintained, (i) an Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer pension plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or (iii) a funded welfare benefit plan as defined in Section 419 of the Code.
     (h) To the knowledge of the Acquired Companies, all group health plans maintained by any of the Acquired Companies or any ERISA Affiliate have been operated in material compliance with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, the provisions of law enacted by the Health Insurance Portability and Accountability Act of 1996, and any similar Legal Requirement.
     (i) Section 4.12(i) of the Disclosure Letter identifies any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents of any of the Acquired Companies or any ERISA Affiliate, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable Legal Requirements and at no expense to any Acquired Company.
     (j) To the knowledge of the Acquired Companies, no labor organization or group of employees of the Acquired Companies has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending, or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Acquired Companies has complied and will comply with the Worker Adjustment and Retraining Notification Act and all Legal Requirements relating to the employment of all personnel, including employment discrimination.
     (k) There are no material pending or, to the knowledge of the Acquired Companies, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Employee Benefit Plans which would reasonably be expected to result in any material liability of any Acquired Company.
     (l) Section 4.12(l) of the Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all material loans and advances made by any of the Acquired Companies to any employee, director, consultant or independent contractor, other than routine travel and expense advances made to employees in the ordinary course of business. The Acquired Companies have not, since January 1, 2006, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. Section 4.12(l) of the Disclosure Letter identifies any extension of credit maintained by the Acquired Companies to which the second sentence of Section 13(k)(1) of the Exchange Act applies.
     (m) None of the Acquired Companies, nor, to the knowledge of the Acquired Companies,

any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or any other applicable Legal Requirements or administrative changes that do not increase the liabilities or obligations under any such plans.
     (n) Except as set forth on Section 4.12(n) of the Disclosure Letter, no amounts payable under any of the Employee Benefits Plans or any other Contract with respect to which any of the Acquired Companies may have any liability that could fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code as a result of the consummation of any of the Merger Transactions or otherwise.
     Section 4.13 Compliance with Legal Requirements; Governmental Authorizations; Permits.
     (a) Except as would not have a Material Adverse Effect on the Acquired Companies, the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities are in compliance in all respects with each Legal Requirement that is or was applicable to any of the Acquired Companies, or to the conduct or operation of their respective businesses, or to the ownership or use of any of their respective assets, including liquor licenses and restaurant permits or licenses, and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a violation by any of the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities of, or a failure on the part of any of the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of any of the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Except as expressly and specifically disclosed in the Company’s filings under the Exchange Act filed prior to the date hereof, and except as would not have a Material Adverse Effect on the Acquired Companies, none of the Acquired Companies or, to the knowledge of the Acquired Companies, none of the Minority JV Entities has received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
     (b) Except as set forth in Section 4.13(b) of the Disclosure Letter, each of the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities, is in possession of all franchises (it being understood that, for this purpose, the term “franchise” refers only to Governmental Authorizations and not to commercial authorizations obtained under franchise agreements with nongovernmental business entities), grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Body necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect, except where the failure to possess the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies. No suspension or cancellation of any Permits is pending or, to the knowledge of the Acquired Companies, threatened, and no such suspension or cancellation will result from the consummation of any of the Merger Transactions, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies. Except as set forth in Section 4.13(b) of the Disclosure Letter, none of the Acquired Companies or, to the knowledge of the Acquired Companies, the Minority JV Entities are in conflict with, or in default, breach or violation of any Permit, except for any such conflicts, defaults, breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies.
     Section 4.14 Internal Controls.
     (a) The Acquired Companies, and to the knowledge of the Acquired Companies, the Minority JV Entities and each of their officers and directors are in compliance with, and have complied since the enactment thereof, in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of any securities exchange or quotation service to which the Company is subject. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
     (b) The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors, the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, known to management that involves management or other employees who, in each case, have a significant role in the Company’s internal control over financial reporting.
     (c) Except as set forth in Section 4.14(c) of the Disclosure Letter, there are no outstanding loans made by any of the Acquired Companies to any executive officer (within the meaning of Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, none of the Acquired Companies have made any such loans to any such executive officers or directors.
     Section 4.15 Absence of Certain Changes and Events. Except as expressly and specifically disclosed in the Company’s filings under the Exchange Act filed prior to March 29,

2007 and Section 4.15 of the Disclosure Letter, since the Balance Sheet Date, there has not been (i) (A) except as permitted by this Agreement, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Company’s capital stock, (B) any amendment of any term of any outstanding equity security of the Acquired Companies or, to the knowledge of the Acquired Companies, of the Minority JV Entities, (C) any repurchase, redemption or other acquisition by the Acquired Companies or, to the knowledge of the Acquired Companies, by the Minority JV Entities of any outstanding shares of capital stock or other equity securities of, or other ownership interest in the Acquired Companies or, to the knowledge of the Acquired Companies, the Minority JV Entities, (D) any change in any method of accounting or accounting practice or any tax method, practice or election by the Acquired Companies or, to the knowledge of the Acquired Companies, by the Minority JV Entities, or (E) any agreement to take any action described in clauses (A) through (D) above, or (ii) any split, combination or reclassification of any of Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of any ownership interest in, any Acquired Company. Except as expressly and specifically disclosed in the Company SEC Reports filed prior to March 29, 2007, or as disclosed in Section 4.15 of the Disclosure Letter, from January 1, 2007, (i) each of the Acquired Companies and, to the knowledge of the Acquired Companies, each of the Minority JV Entities has conducted its businesses in the ordinary course consistent with past practice, (ii) there has not been, individually or in the aggregate, any Material Adverse Effect on the Acquired Companies, nor has there been any event, occurrence or development that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies and (iii) except as expressly and specifically disclosed in the Company SEC Reports filed prior to March 29, 2007, or except as disclosed in Section 4.15 of the Disclosure Letter, since the Balance Sheet Date, none of the Acquired Companies has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 6.2(b).
     Section 4.16 Contracts; No Defaults.
     (a) Section 4.16(a) of the Disclosure Letter lists and, except to the extent filed in full without redaction as an exhibit to a Company SEC Report, the Company made available to Parent prior to the date hereof copies of each of the following Contracts (and all amendments, modifications and supplements thereto) to which any Acquired Company or, to the knowledge of the Acquired Companies, any Minority JV Entity, is a party or by which any of their respective properties or assets are bound (notwithstanding anything herein, “Material Contract” shall not include any Contract that (1) will be fully performed and satisfied on or prior to the Closing, (2) is a Ground Lease, or (3) any confidentiality, “standstill” or other similar agreement entered between the Company and any potential acquiror of the Company):
     (i) any Contracts with any director or officer or Affiliate of the Company or, to the knowledge of the Acquired Companies, any of the Minority JV Entities;
     (ii) any Contracts evidencing, governing or relating to Debt or any guarantee by any Acquired Company or, to the knowledge of the Acquired Companies, any Minority JV Entity of Debt of any other Person in excess of $750,000;

     (iii) any Contracts that reflect transactions, other than in the ordinary course of business, that involve expenditures, in cash or any other form of consideration, in excess of $1,000,000;
     (iv) any Contracts that in any way purports to restrict the business activity of any Acquired Company or any of their Affiliates or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, or to limit the freedom of any Acquired Company or any of their Affiliates or, to the knowledge of the Acquired Companies, any of the Minority JV Entities to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person, except for customary restrictions imposed by localities as a condition to approval of the Acquired Companies’ or, to the knowledge of the Acquired Companies, any of the Minority JV Entities’ development projects;
     (v) any Contracts that provide an obligation to fund or make any investment in (whether in the form of a loan, capital contribution or otherwise) any Subsidiary of any of the Acquired Companies, JV Entity or other Person (other than any Organizational Document);
     (vi) any Contracts providing for any indemnification obligations in effect for any current or former officer, director, trustee or employee;
     (vii) any Contracts evidencing any employment agreements, severance, change in control or termination agreements with any officer, director, trustee or employee;
     (viii) any Contracts (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities or (C) providing any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Stock Options and Restricted Shares;
     (ix) any Contracts providing for or relating to any warranty or similar obligation;
     (x) any Contracts relating to any currency hedging;
     (xi) any Contracts containing “standstill” or similar provisions;
     (xii) any Contracts (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body, except for those instruments or documents entered into by the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities in the ordinary course of their respective businesses, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies;
     (xiii) any Contracts requiring that any of the Acquired Companies give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

     (xiv) relating to collective bargaining or other agreement or understanding with a labor union or labor organization;
     (xv) any Contracts relating to the sale or exchange of, or option to sell or exchange, any real property, or to the purchase or exchange of, or option to purchase or exchange, any real property in respect of future or existing transactions (including transactions that have not been consummated), in each case, having value of more than $500,000;
     (xvi) any Contracts relating to the development or construction of, or additions or expansions to, any real property that would involve the expenditure by any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities in excess of $500,000;
     (xvii) any Loan Documents;
     (xviii) any Contracts for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of $1,000,000;
     (xix) any Contracts relating to the operations of the Properties, including the Franchise Agreements, all material advertising and marketing agreements, and credit card agreements, that involve annual expenditures in excess of $250,000 per Property location;
     (xx) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture which is not a wholly-owned Subsidiary of the Company;
     (xxi) any Contracts currently required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
     (xxii) any Contracts under which any of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities has continuing indemnification obligations (other than Contracts entered into in the ordinary course of business) or potential liability of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities under any purchase price adjustment that, in each case, would reasonably be expected to result in future payments of more than $500,000;
     (xxiii) any Contract relating to the settlement or proposed settlement of any Legal Proceeding, which involves the issuance of equity securities or the payment of an amount, in any such case, having a value of more than $500,000;
     (xxiv) any license, royalty or other Contract concerning material Intellectual Property; and
     (xxv) any Contract (other than Contracts referenced in clauses (i) through (xxiv) of this Section 4.16(a)) which by its terms calls for payments in excess of $500,000.
     Each of the foregoing is a “Material Contract.”

     (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies, (i) none of the Acquired Companies or, to the knowledge of the Acquired Companies, any of the Minority JV Entities is and, to the knowledge of the Acquired Companies, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Acquired Companies or, to the knowledge of the Acquired Companies, none of the Minority JV Entities has received any written claim of default under any such Material Contract, (iii) no event has occurred which would result in a breach or violation of, or a default by the Acquired Companies, or, to the knowledge of the Acquired Companies, any of the Minority JV Entities, if applicable, or any other party thereto, under, any Material Contract (in each case, with or without notice or lapse of time or both) and (iv) each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Acquired Companies, and, to the knowledge of the Acquired Companies, with respect to the Minority JV Entities, if applicable, and to the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles.
     Section 4.17 Insurance. Section 4.17 of the Disclosure Letter sets forth a correct and complete list of each material insurance policy held by, or for the benefit of, the Acquired Companies, including the underwriter of such policies and the amount of coverage thereunder. All such policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by any and all Legal Requirements. All premiums due thereon have been paid, the Acquired Companies have complied in all material respects with the provisions of such policies and, except as set forth in Section 4.17 of the Disclosure Letter, such policies will remain in full force and effect after consummation of the Merger Transactions. None of the Acquired Companies (i) have received written notice that they are in default with respect to any obligations under any of such policies, (ii) have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any of such policies, (iii) have been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Companies under or in connection with any of such policies and (iv) have received any written notice from or on behalf of any insurance carrier issuing such policies or binders relating to or covering any of the Acquired Companies that there will be a cancellation or non-renewal of such policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Acquired Companies, purchase of additional equipment or material modification of any of the methods of doing business, will be required. To the knowledge of the Acquired Companies, as of the date hereof no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
     Section 4.18 Labor Matters. Except as set forth in Section 4.18 of the Disclosure Letter: (a) none of the Acquired Companies or, to the knowledge of the Acquired Companies, the Minority JV Entities or any third party which manages or operates any of the Properties or Space Leases with respect to the employees at such Properties or Space Leases, are party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; nor is any application for certification with respect to a union-organizing campaign outstanding; nor has any request for recognition by a labor union or labor organization been made to any of the Acquired Companies or, to the knowledge of the Acquired Companies, to the Minority JV Entities or to any third party which manages or operates any of the Properties or Space Leases with respect to the employees at such Properties or Space Leases; (b) none of the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities or any third party which manages or operates any of the Properties or Space Leases with respect to the employees at such Properties or Space Leases is the subject of any Legal Proceeding asserting that any of the Acquired Companies, the Minority JV Entities or such third parties has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (c) there is no strike, work stoppage or other labor dispute involving any of the Acquired Companies, affecting any of the Properties or Space Leases or, to the knowledge of the Acquired Companies, involving any of the Minority JV Entities, pending or, to the knowledge of the Acquired Companies, threatened; (d) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or threatened against any of the Acquired Companies or, to the knowledge of the Acquired Companies, against the Minority JV Entities or any third party which manages or operates any of the Properties or Space Leases with respect to the employees at such Properties or Space Leases; (e) no grievance is pending or, to the knowledge of the Acquired Companies, threatened against any of the Acquired Companies or, to the knowledge of the Acquired Companies, the Minority JV Entities or any third party which manages or operates any of the Properties or Space Leases with respect to the employees at such Properties or Space Leases; and (f) none of the Acquired Companies or, to the knowledge of the Acquired Companies, the Minority JV Entities or any third party which manages or operates any of the Properties or Space Leases with respect to the employees at such Properties or Space Leases, are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices. Except as set forth in Section 4.18 of the Disclosure Letter, there are no grants or subsidies from any Governmental Body to any Acquired Company or, to the knowledge of the Acquired Companies, any Minority JV Entity, related to employment, employee training and/or employment practices that are subject to any repayment obligation on the part of any Acquired Company.
     Section 4.19 Environmental Laws and Regulations. Section 4.19 of the Disclosure Letter sets forth a list of all the reports related to the environmental condition of the Properties that have been provided by the Company to Parent. Except as disclosed in such reports provided by the Company to Parent prior to the date hereof or otherwise disclosed in Section 4.19 of the Disclosure Letter and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies:
     (a) each of the Acquired Companies and, to the knowledge of the Acquired Companies, the Minority JV Entities (i) is in compliance with all, and has not violated any, Environmental Laws, (ii) holds all Permits and identification numbers required under any Environmental Law to own or operate its assets as currently owned and operated and to carry on its business as it is now being conducted (“Environmental Permits”) and (iii) is in compliance with all of, and has not violated any of, its respective Environmental Permits;

     (b) none of the Acquired Companies have released, and to the knowledge of the Acquired Companies, no other Person has released, Hazardous Substances on any real property currently or formerly owned, leased or operated by the Acquired Companies or the JV Entities during the time that the property was owned, leased or operated by any of the Acquired Companies or the JV Entities, and, to the knowledge of the Acquired Companies, no Hazardous Substances or other conditions are present at any other location that would reasonably be expected to result in Liability of or an adverse effect on any of the Acquired Companies or the JV Entities under or related to any Environmental Law;
     (c) neither the Acquired Companies nor, to the knowledge of the Acquired Companies, any Minority JV Entities, have received any written notice or claim alleging that any of the Acquired Companies are or may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law;
     (d) none of the Acquired Companies or, to the knowledge of the Acquired Companies, the Minority JV Entities (i) have entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and to the knowledge of the Acquired Companies, no investigation, litigation or other proceeding is pending or, threatened with respect to any of the foregoing or (ii) has assumed, by Contract or operation of law, any Liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any Liability under any Environmental Law or relating to any Hazardous Substances; and
     (e) to the knowledge of the Acquired Companies, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance, that would reasonably be expected to form the basis of any Environmental Claim against any of the Acquired Companies or the JV Entities.
     Section 4.20 Opinion of Financial Advisor. The Special Committee has received the opinion of Lehman Brothers Inc., dated March 29, 2007 to the effect that, as of such date, the Company Common Share Merger Consideration to be received by the shareholders of the Company Common Stock is fair to such shareholders from a financial point of view. A copy of that opinion has been delivered to Parent.
     Section 4.21 Brokers. No broker, finder, investment banker or other Person (other than Lehman Brothers Inc. and JF Capital Advisors, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of any Acquired Company. The Company has heretofore furnished to Parent a copy of all Contracts between the Company and Lehman Brothers and/or JF Capital Advisors, LLC pursuant to which such firms would be entitled to any payment relating to the Merger Transactions.

     Section 4.22 Special Committee Approval; Board Recommendation.
     (a) The Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger and the Contemplated Transactions are advisable and fair to, and in the best interests of, the Company and its shareholders and (ii) recommended the approval and adoption of this Agreement, the Merger and the Contemplated Transactions by the Company Board.
     (b) The Company Board, at a meeting duly called and held and acting on the unanimous recommendation of the Special Committee, has by vote of all of the directors then in office (i) approved this Agreement, the Merger and the Contemplated Transactions, (ii) determined that this Agreement, the Merger and the Contemplated Transactions are advisable, fair to, and in the best interests of the Company and its shareholders on the terms and subject to the conditions set forth herein, (iii) directed that this Agreement, the Merger and the Contemplated Transactions be submitted for consideration at the duly called and held Company Shareholders Meeting and (iv) recommended the adoption and approval of this Agreement, the Merger and the Contemplated Transactions by the Company’s shareholders.
     Section 4.23 Proxy Statement. The definitive proxy statement of the Company (as amended or supplemented, the “Proxy Statement”) to be filed with the SEC in connection with the Merger Transactions and any amendments or supplements thereto will, when filed, comply in all material respects with the applicable requirements of the Securities Act and Exchange Act. At the time of the filing of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time such shareholders vote on the adoption of this Agreement and approval of the Merger, and at the Merger Effective Time, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to any of the Acquired Companies or any of the Minority JV Entities, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that any of the Acquired Companies is responsible for filing with the SEC in connection with the Merger Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
     Section 4.24 Related Party Transactions.
     (a) Except as expressly and specifically disclosed in Company SEC Reports filed prior to the date hereof and except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of any of the Acquired Companies, set forth in Section 4.24(a) of the Disclosure Letter is a description of all Contracts entered into by any of the Acquired Companies under which continuing obligations exist with any Person who is an officer, director or Affiliate of any of the Acquired Companies, any member of the “immediate family” (as such term is defined in Item 404 of Regulations S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an

Affiliate. True and complete copies of all such documents have been made available to Parent prior to the date hereof.
     (b) Except as set forth on Section 4.24(b) of the Disclosure Letter or as expressly and specifically disclosed in the Company SEC Reports filed prior to the date of this Agreement, between the date of the Company’s last annual meeting proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
     Section 4.25 Investment Company Act of 1940. None of Acquired Companies is, or at the Merger Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
     Section 4.26 State Takeover Statutes. The Company has taken all actions necessary to ensure that Articles 9 and 9A of the NCBCA are not applicable to the Merger Transactions and, to the knowledge of the Acquired Companies, no other “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirements applicable to the Company are applicable to the Merger Transactions.
     Section 4.27 Absence of Litigation. Except (a) as listed in Section 4.27 of the Disclosure Letter or (b) as expressly and specifically disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Acquired Companies, threatened against any of the Acquired Companies or any of its or their respective properties or assets or any director, officer or employee of any of the Acquired Companies or other Person, in each case, for whom any of the Acquired Companies may be liable, except as would not, individually or in the aggregate, (i) prevent or materially impair or delay the ability of any Acquired Company to perform its obligations under this Agreement or the consummation of any of the Merger Transactions or (ii) have a Material Adverse Effect on the Acquired Companies. None of the Acquired Companies are subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies or the Merger Transactions.
     Section 4.28 No Undisclosed Liabilities. There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Acquired Companies which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, other than (a) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2006 or the footnotes thereto set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, (b) Liabilities incurred since December 31, 2006 in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies and (c) Liabilities set forth in Section 4.28 of the Disclosure Letter.
     Section 4.29 Third Party Loans. Section 4.29 of the Disclosure Letter lists each loan document (together with any amendments, guarantees and any ancillary documents and agreements related thereto, the “Loan Documents”) with respect to any loans made by any of the Acquired Companies to any Person (other than any of the Acquired Companies) which as of the date of this Agreement has an outstanding balance that is payable by such Person to any of the Acquired Companies or pursuant to which Debt to any of the Acquired Companies may be incurred by such Person (collectively, the “Loans”). As of the date of this Agreement, the outstanding principal amount of each Loan or the amount of Debt that may be borrowed under each Loan Document is not less than the amount set forth on Section 4.29 of the Disclosure Letter. Except as set forth in Section 4.29 of the Disclosure Letter, none of the Acquired Companies (a) has delivered any written notice of default under any of the Loan Documents or (b) executed any written waiver of any rights of the Acquired Companies under any of the Loan Documents.
     Section 4.30 Ownership Limitation. The Company has taken all corporate actions necessary to ensure that, as of the Merger Effective Time, the Ownership Limitation shall not apply to the Buyer Parties or their respective Affiliates.
     Section 4.31 Disclaimer of Other Representations and Warranties. Except as otherwise specifically set forth herein, neither the Acquired Companies nor any other Person acting on their behalf makes any other representations or warranties with respect to this Agreement or the Acquired Companies to the Buyer Parties, and any such other representations or warranties are expressly disclaimed.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
     The Buyer Parties hereby (a) jointly and severally represent and warrant to the Company Parties as of the date hereof and (b) shall jointly and severally represent and warrant to the Company Parties as of the Closing Date (or, in each case, if made as of a specific date, as of such date), as follows:
     Section 5.1 Organization.
     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite power as a corporation and authority to conduct its business as now being conducted, to own or use the respective properties and assets that it purports to own or use, and to perform all of its obligations under all material contracts to which it is a party. Parent is duly qualified or licensed and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.
     (b) MergerCo is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. The Organizational Documents of MergerCo are in effect and no dissolution, revocation or forfeiture proceedings regarding MergerCo have been commenced. MergerCo is duly qualified or licensed and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. MergerCo has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted.
     Section 5.2 Ownership of MergerCo; No Prior Activities. MergerCo is a wholly-owned Subsidiary of Parent. MergerCo was formed solely for the purpose of engaging in the Merger Transactions. MergerCo has not conducted (nor will it conduct prior to the Merger) any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the Merger Transactions. MergerCo owns no equity or ownership interest in or other security issued by any other Person.
     Section 5.3 Authority.
     (a) Each of the Buyer Parties has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the Contemplated Transactions. No other proceedings on the part of Parent or MergerCo are necessary to authorize this Agreement or to consummate the Merger and the Contemplated Transactions, except as contemplated by the immediately succeeding sentence. Immediately following execution of this Agreement by the parties hereto, Parent shall execute and deliver to MergerCo a written consent approving this Agreement, the Merger and the Contemplated Transactions in its capacity as sole member of MergerCo. This Agreement has been duly and validly executed and delivered by each of the Buyer Parties and, assuming the due authorization, execution and delivery by each of the Company Parties constitutes a legal, valid and binding obligation of each of the Buyer Parties, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
     (b) Parent has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger (to the extent that it is a party thereto), and taken all corporate actions required to be taken by Parent for the consummation of the Merger (to the extent that it is a party thereto).
     (c) MergerCo has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger and the Contemplated Transactions, and MergerCo has taken all action required to be taken for the consummation of the Merger and the Contemplated Transactions (to the extent that it is a party thereto).
     Section 5.4 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by each of the Buyer Parties do not, and the performance of the Buyer Parties’ obligations hereunder will not, (i) conflict with or violate the Organizational Documents of either Parent or MergerCo assuming that all Consents and other actions described in Section 5.4(b) have been obtained and all filings and obligations described in Section 5.4(b) have been made, (ii) conflict with or violate any Legal Requirement applicable to Parent or MergerCo, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.
     (b) The execution and delivery of this Agreement by the Buyer Parties does not, and the performance of this Agreement and the consummation of the Merger and the Contemplated Transactions by the Buyer Parties, will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws, (B) the pre-merger notification requirements of the HSR Act, if any, (C) the filing with the SEC of the Proxy Statement, (D) any filings required under any securities exchange or quotation service, (E) filing of the Articles of Merger as required by the DLLCA and the NCBCA, respectively, and appropriate corresponding documents with the appropriate authorities in other states in which the Company is qualified as a foreign corporation to transact business, (F) filings as may be required in connection with the payment of any transfer and gain Taxes and (G) filings required by federal, state or local Environmental Laws, or (ii) where the failure to obtain such Consents, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on Parent or the Merger Transactions.
     Section 5.5 Information Supplied for Proxy Statement. None of the information furnished to the Company by or on behalf of Parent expressly for use in the Proxy Statement will, as of the date the Proxy Statement is mailed to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement, or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they are made, not misleading.
     Section 5.6 Financing.
     At the Merger Effective Time, Parent will have sufficient funds, in cash, to pay the Company Common Share Merger Consideration, Company Preferred Share Merger Consideration, Option Merger Consideration and Common Unit Consideration, and any other amounts payable by Parent under this Agreement, together with all fees and expenses of Parent incurred in connection with any of the Merger Transactions and to effect the Merger and the Contemplated Transactions.
     Section 5.7 Brokers. No broker, finder, investment banker or other Person (other than Raymond James & Co., Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of either of the Buyer Parties.
     Section 5.8 Disclaimer of Other Representations and Warranties. Except as otherwise specifically set forth herein, neither the Buyer Parties nor any other Person acting on their behalf makes any other representations or warranties with respect to this Agreement or the Buyer

Parties to the Company Parties, and any such other representations or warranties are expressly disclaimed.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
     Section 6.1 Access to Information.
     (a) Subject to applicable Legal Requirements, from the date hereof until the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 11.1 (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries and, to the extent permitted by their respective Organizational Documents, the JV Entities to, and shall cause the Representatives of any of the Acquired Companies to, (a) afford the Buyer Parties and their respective Representatives, following reasonable advance notice from Parent to the Company, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other Facilities, Contracts, books and records of any of the Acquired Companies and the JV Entities, and all other financial, operating and other data and information relating to any of the Acquired Companies and the JV Entities as Parent may reasonably request, (b) assist in providing the Buyer Parties and their respective Representatives with access to, and facilitate discussions with, the managers of the Properties, the franchisors under the Franchise Agreements, the members, partners, officers, employees and agents of the Acquired Companies and the JV Entities and the lenders of each of the Acquired Companies and the JV Entities as Parent may reasonably request during normal business hours upon reasonable notice, (c) permit the Buyer Parties and their respective Representatives to make copies and inspections thereof as Parent may reasonably request, (d) with respect to fiscal months ending after the date of this Agreement, furnish to Parent promptly, unaudited monthly consolidated balance sheets of the Acquired Companies and the JV Entities for each fiscal month then ended and related consolidated statements of earnings and cash flows and (e) furnish promptly to the Buyer Parties and their respective Representatives all information concerning the business, properties Contracts, assets, liabilities, personnel and other aspects of the Acquired Companies and the JV Entities as Parent and its Representatives may reasonably request. Without limiting the foregoing, the Buyer Parties and their respective Representatives shall have the right to conduct appraisal and environmental and engineering inspections of each of the Properties; provided, however, that neither the Buyer Parties nor their respective Representatives shall have the right to perform any invasive testing procedure on any building or property, except as agreed to in writing by the Company, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, neither the Buyer Parties nor any of their respective Representatives shall (i) contact or have any discussions with any Representatives of any of the Acquired Companies or the JV Entities, unless in each case Parent obtains the prior consent of the Company, which shall not be unreasonably withheld or delayed, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, licensees or franchisees of any of the Acquired Companies or the JV Entities, unless in each case Parent obtains the prior consent of the Company, which shall not be unreasonably withheld or delayed; provided, that clauses (i) and (ii) shall not be applicable to contacts or discussions not related to the Merger Transactions and shall not be applicable to contacts and discussions with the Company’s executive officers or its financial advisors, or (iii) damage any such property or any portion thereof. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) business days’ prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct. The Company shall be entitled to have Representatives present at all times during any inspection. Notwithstanding the foregoing, none of the Acquired Companies or the JV Entities shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of any of the Acquired Companies or the JV Entities, as applicable, so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not jeopardize such attorney-client privilege, or contravene any Legal Requirement or the terms of any binding agreement entered into prior to the date of this Agreement (provided, that upon the request of Parent, each of the Acquired Companies and the JV Entities, as applicable, shall use its reasonable best efforts to obtain consent from the applicable third party or enter into a customary joint defense agreement, if applicable, to enable the disclosure of such information). No investigation conducted under this Section 6.1, however, shall affect or be deemed to modify any representation or warranty made in this Agreement.
     (b) During the Pre-Closing Period, all information obtained by Parent pursuant to this Section 6.1 shall be kept confidential in accordance with the Confidentiality Agreement dated March 13, 2007, by and between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding the foregoing, subject to the prior written consent of the Company, which shall not be unreasonably withheld or delayed, Parent and its Representatives may furnish such information to any Person (including financing sources) and its Representatives in connection with such Person’s potential investment in Parent or its Affiliates, or evaluation of the acquisition of assets of the Company in connection with or following the Closing, in each case so long as any such Person has entered into a confidentiality agreement with the Company in form and substance reasonably satisfactory to the Company.
     Section 6.2 Operation of the Business; Certain Notices; Tax Returns.
     (a) During the Pre-Closing Period, except as expressly permitted by this Agreement, or as consented to in writing by Parent, the Company shall, and shall cause each of the Acquired Companies to, (i) conduct its business and operations only (A) in the ordinary course of business and in accordance with past practices in all material respects and (B) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Material Contracts and Ground Leases (which for purposes of this Section 6.2 shall include any Contract that would be a Material Contract or Ground Lease if existing on the date of this Agreement), (ii) to the extent consistent with clause (i) hereof, use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and key employees, preserve its properties and assets in good repair and condition and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, tenants, management companies and other Persons having business relationships with any of the Acquired Companies that are material to their businesses as presently conducted, (iii) keep in full force all insurance policies referred to in Section 4.17, (iv) promptly keep the Buyer Parties informed with respect to all material matters relating to the Legal Proceeding of the Company Parties related to the Tribeca Contract and (v) promptly notify Parent of (A) any notice from any Person, or other communication or information of which any of the Acquired

Companies has knowledge, alleging that the Consent of such Person is or may be required in connection with the Merger Transactions and (B) any Legal Proceeding commenced or threatened against, relating to or involving or otherwise affecting any of the Acquired Companies and having, to the knowledge of the Acquired Companies, potential liability to the Acquired Companies in excess of $1,000,000.
     (b) During the Pre-Closing Period, except expressly permitted by this Agreement, including those actions set forth on Section 6.2(b) of the Disclosure Letter, or as consented to in writing by Parent, which consent will not be unreasonably withheld (provided, however, that it shall be deemed automatically reasonable for Parent to withhold its consent with respect to the sale or disposition of any of the Properties or hotels of any of the Acquired Companies), the Company shall not, and shall not permit any of the other Acquired Companies to:
     (i) declare, accrue, set aside or pay any dividend or make any other distribution, payable in cash, stock, property or otherwise, in respect of any shares of capital stock or other equity or voting securities, except the authorization and payment of required quarterly dividends with respect to outstanding shares of the Company Series B Preferred Stock in accordance with the terms thereof as in effect on the date hereof;
     (ii) split, combine or reclassify any of its capital stock or other equity or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting securities, or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other securities of any Acquired Company (except for the redemption of Common Units pursuant to, and in accordance with, the terms of the Operating Partnership Agreement as in effect on the date hereof) or any options, warrants, calls or rights to acquire any such shares or other securities or shares of restricted stock (except pursuant to forfeiture conditions of such restricted stock), or take any action that would result in any amendment, modification or change of any term of any security of any Acquired Company;
     (iii) issue, deliver, sell, dispose, grant, pledge or otherwise encumber any shares of any Acquired Company’s capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company capital stock or the value of the Company or any part thereof, except in connection with (A) the exercise of outstanding Options (B) the issuance of additional shares to its shareholders pursuant to a preexisting dividend reinvestment or similar plan (subject to Section 3.5) or (C) the issuance of shares in connection with the redemption of Common Units pursuant to, and in accordance with, the terms of the Operating Partnership Agreement as in effect on the date hereof;
     (iv) amend or permit the adoption of any amendment to its Organizational Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
     (v) acquire, or agree to acquire, by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, in a single transaction or in a series of related transactions, any Person, business, entity or division thereof or otherwise acquire or agree to acquire any properties or assets outside the ordinary course consistent with past practice having a purchase price in excess of $500,000 in the aggregate;
     (vi) form any Subsidiary or enter into any Minority JV Entity;
     (vii) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), other than renewals of existing Ground Leases or Space Leases in the ordinary course of business consistent with past practice, or change, terminate or fail to exercise any right to renew any Ground Lease or Space Lease;
     (viii) sell, lease, grant a license in, transfer, exchange or swap, mortgage or otherwise encumber or subject to any Encumbrance, except for Permitted Encumbrances, or otherwise dispose of any of the Properties, hotels or other properties or assets (including material personal and intangible assets), other than the sale of inventory and the granting of licenses in the ordinary course of business consistent with past practice;
     (ix) acquire, enter into or extend any option, commitment or agreement to acquire, or exercise an option, commitment or agreement to acquire, any real property or commence any development activity on any of the Properties;
     (x) authorize, enter into, make or agree to make any commitment with respect to any capital expenditure individually in excess of $250,000 or in the aggregate in excess of $500,000, other than in accordance with the budget of the Acquired Companies therefor, as made available to Parent prior to the date hereof, in the ordinary course of business consistent with past practice;
     (xi) make any payments in respect of their Debt other than scheduled interest and amortization payments, if any, required to be made under the agreements evidencing Debt of the Acquired Companies or repurchase, accelerate, prepay, create, assume or incur any Debt or guarantee, endorse or otherwise become responsible for any Debt of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any of the Acquired Companies, guarantee, endorse or otherwise become responsible for any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;
     (xii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company;
     (xiii) enter into or become bound by any new Ground Lease or new Contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.16(a) of the Disclosure Letter as a Material Contract;
     (xiv) modify, amend, change or terminate any Material Contract or Ground Lease, or waive, release, assign or terminate any rights, remedies or claims thereunder;

     (xv) enter into any Contract that would limit or otherwise restrict the Acquired Companies or any of their successors, or that would, after the Merger Effective Time, limit or otherwise restrict any of the Buyer Parties or any of their respective Subsidiaries or any of their respective successors, from engaging or competing in any material line of business or in any geographic area in any material respect;
     (xvi) modify or amend in any material respect or terminate any Contract with an Affiliate or modify in any material respect any material relationship between the Acquired Companies and their respective Affiliates, including the manner in which the Acquired Companies and their respective Affiliates own or hold their respective assets;
     (xvii) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor of any Acquired Companies, except for increases in the ordinary course of business consistent with past practices in base compensation for any non-officer employee;
     (xviii) establish, adopt, amend or terminate any Employee Benefit Plan or amend the terms of any outstanding equity-based awards or take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Employee Benefit Plan, to the extent not already provided in any such Employee Benefit Plan;
     (xix) change in any material respect any of its methods of accounting or accounting policies in any respect except as may be required by GAAP or any Legal Requirement;
     (xx) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment (other than real estate assessment settlements negotiated in the ordinary course of business), surrender any right to claim a material Tax refund, or consent to the extension or waiver of the limitations period applicable to any material Tax claim or assessment; provided, that nothing in this Agreement shall preclude the Company from designating dividends paid by it prior to the date of this Agreement as “capital gain dividends” within the meaning of Section 857 of the Code or electing to treat any entity as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code;
     (xxi) (a) pay, discharge, settle, compromise or satisfy any material Legal Proceedings, claims (including claims of shareholders or limited partners and any shareholder or limited partner litigation relating to this Agreement or any of the Merger Transactions or otherwise), Liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of Legal Proceedings, claims, Liabilities or obligations reflected or reserved against in the Balance Sheet (or the notes thereto) or incurred since the Balance Sheet Date in the ordinary course of business (which, for the sake of clarity, shall not include any material claims of shareholders or limited partners or any material shareholder or limited partner litigation relating to this Agreement or any of the Merger Transactions); provided, that this provision shall not restrict the Company from incurring and paying any fees or expenses of litigation relating to this Agreement or any of the Merger Transactions, (b) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice or (c) commence any Legal Proceeding;
     (xxii) enter into, amend or modify any Tax Protection Agreement, or take any action that would, or would reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability of any of the Acquired Companies with respect thereto;
     (xxiii) initiate or consent to any material zoning reclassification of any owned or material Properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned or leased Properties except to the extent any of the foregoing would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies;
     (xxiv) commence construction of, or enter into any Contract to develop or construct, any real estate projects, other than in connection with the continued development of sites by the Acquired Companies pursuant to definitive Contracts existing prior to the execution of this Agreement;
     (xxv) fail to comply in all material respects with the requirements of the Sarbanes-Oxley Act applicable to it;
     (xxvi) take any action that would be reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies;
     (xxvii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Acquired Companies (other than the Merger Transactions);
     (xxviii) adopt a “poison pill” or similar stockholder rights plan;
     (xxix) take any action or omit to take any action that would reasonably be likely to cause the representations or warranties set forth in Article IV not to be true at the Closing, such that the condition set forth in Section 9.1 would not be satisfied at the Closing; or
     (xxx) agree or commit to take any of the actions prohibited by this Section 6.2(b).
     Nothing contained in this Agreement shall give Parent or MergerCo, directly or indirectly, the right to control or direct the Company’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
     (c) In connection with the continued operation of the Acquired Companies, during the Pre-Closing Period, the Company will confer in good faith on a regular and frequent basis with one or more Representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operation. The Company acknowledges that such consultation with Parent will not, in the absence of Parent’s written consent or waiver, constitute a consent or waiver of any rights Parent may have under this Agreement. During the Pre-Closing Period, the

Company shall promptly notify Parent in writing of (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement, (ii) any material breach of any covenant or obligation of the Company, (iii) any Legal Proceeding pending against or with respect to the Acquired Companies in respect of any Tax matter, (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VIII or IX impossible or unlikely or that has had or is reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies and (v) (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Merger Transactions and (B) any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Companies or the Merger Transactions.
     (d) During the period from the date of this Agreement to the Merger Effective Time, each of the Acquired Companies shall continue to operate in such a manner as to permit the Company to continue to qualify as a REIT throughout the period from the date hereof to the Merger Effective Time (excluding the distribution requirements). The Company agrees that all Tax Returns with respect to the Company and each other Acquired Company that are not required to be filed on or before the date hereof, to the extent required to be filed on or before the Closing Date, (i) will be filed when due in accordance with all applicable Legal Requirements, and (ii) as of the time of filing, will be true, complete and correct in all material respects. The Company and each other Acquired Company will pay all Taxes shown as due on such Tax Returns and all other Taxes which the Company or any other Acquired Company is required to pay on or before the Closing Date (other than Taxes it is contesting in good faith).
     Section 6.3 No Solicitation.
     (a) During the Pre-Closing Period, the Company shall not, directly or indirectly, and shall cause the other Acquired Companies, its Representatives and the Representatives of the other Acquired Companies not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate any inquiries regarding, or the making, submission, reaffirmation or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any of the Acquired Companies, or provide any access to the books, records or personnel of any of the Acquired Companies, to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in, continue or otherwise participate in any discussions or negotiations with any Person in respect of, or otherwise cooperate with respect to, any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent, arrangement, understanding, agreement, agreement in principle or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.3(a) by any Representative of any of the Acquired Companies, whether or not such Person is purporting to act on behalf of any of the Acquired Companies or otherwise, shall be deemed to be a breach of this Section 6.3(a) by the Company. Notwithstanding the foregoing, from the date hereof and prior to the adoption of this Agreement by the Required Company Shareholder Vote, nothing in this Agreement (including this Section 6.3(a)) shall, subject to Section 6.3(b), prohibit the Company from furnishing nonpublic information regarding the Acquired Companies to, or entering into or conducting discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal that is submitted to the Company by such Person during such period (and not withdrawn) which is reasonably likely to result in a Superior Proposal if (A) neither the Company nor any Representative of any of the Acquired Companies shall have breached or violated this Section 6.3(a) in any respect that results in such Acquisition Proposal, (B) the Company Board or its Special Committee concludes in good faith, after consultation with the Company’s or the Special Committee’s outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of the Company Board to the Company’s shareholders under applicable Legal Requirements, (C) the Company Board or its Special Committee concludes in good faith, after consultation with its legal counsel and an independent financial advisor of nationally recognized reputation, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal and (D) prior to furnishing any such nonpublic information to such Person, the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and customary “standstill” provisions. As promptly as reasonably practicable following the furnishing of nonpublic information pursuant to this Section 6.3(a), the Company shall provide to Parent any nonpublic information concerning any of the Acquired Companies that is furnished to any third Person or its Representatives which was not previously provided to Parent.
     (b) From and after the execution of this Agreement, except to the extent that doing so would result in a breach of its fiduciary duties, each of the Company Parties shall promptly, and in any event within forty-eight (48) hours following the initial receipt by any Acquired Company of any Acquisition Proposal, any indication by any Person considering making an Acquisition Proposal, any request for information relating to any of the Acquired Companies (other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal) or any inquiry or request for discussions or negotiations regarding any Acquisition Proposal which any of the Acquired Companies or any of their respective Representatives may receive after the date hereof, advise Parent orally and in writing of (i) the receipt, directly or indirectly, of any such inquiries, negotiations or proposals relating to any Acquisition Proposal by the Company, (ii) the material terms and conditions of such Acquisition Proposal, indication, inquiry or request, together with a copy thereof (if available) or if not in writing, a written description thereof, (iii) the identity of the Person making such Acquisition Proposal and (iv) the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person. The Company shall keep Parent reasonably informed on a prompt basis as to any material developments regarding any such Acquisition Proposal, indication, inquiry or request. None of the Acquired Companies shall, after the date hereof, enter into any confidentiality agreement that would prohibit them from providing such information to Parent.
     (c) The Company Board and the Special Committee may not (i) withdraw, qualify or modify, in a manner adverse to the Buyer Parties, or fail to make, the Company Board Recommendation, (ii) approve, authorize or recommend, or propose publicly or approve, authorize or recommend, an Acquisition Proposal, (iii) authorize or permit the Company to enter into any agreement (an “Acquisition Agreement”) contemplating an Acquisition Proposal or (iv) permit the Acquired Companies to take any action to exempt or make not subject to any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirements or any “excess share” or similar ownership limitation provisions (including the Ownership Limitation) applicable to the Company, any Person (other than the Buyer Parties and their respective Affiliates) or any action taken by any such Person, which Person or action would have otherwise have been subject to the restrictive provisions thereof and/or not exempt therefrom. Notwithstanding anything to the contrary herein, at any time prior to the earlier of the Required Company Stockholder Vote and the termination of this Agreement pursuant to Article XI, the Company Board or its Special Committee may take one or more of the actions described in the preceding clauses (i) – (iv) in response to a Superior Proposal if the Company Board or its Special Committee concludes in good faith, after consultation with the Company’s (or the Special Committee’s, as applicable) outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of the Company Board to the Company’s shareholders under applicable Legal Requirements, but only after following the Superior Proposal Termination Procedures.
     (d) Until the earlier of the Merger Effective Time and the termination of this Agreement pursuant to Article XI, the Company shall immediately (i) cease and cause to be terminated any existing solicitation, discussion, negotiation or other action conducted by any of the Acquired Companies or any of their respective Representatives with respect to any Acquisition Proposal effective as of the date hereof, (ii) request that all confidential information previously furnished to any third party be returned promptly and (iii) deny access to any data room containing any such information to any third party (other than the Buyer Parties and their respective Representatives), in each case, subject to the Company’s rights and obligations in Section 6.3(a).
     (e) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Companies is a party, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent.
     Section 6.4 Options. No later than the earlier of the time at which the Company gives notice of the Merger Transactions to its shareholders and the date that is thirty (30) days prior to the Merger Effective Time, the Company shall deliver the Option Holder Notice. The Company shall provide Parent with a copy of the Option Holder Notice, for Parent’s review and comment, prior to its delivery to the holders of Options. The Company shall take all actions required under the Company Plan to cause such Company Plan and all Options granted thereunder to terminate at the Merger Effective Time.
     Section 6.5 Common Units. Subject to the terms and conditions of this Agreement, the Company, as general partner of the Operating Partnership, shall take all actions necessary to cause the cancellation of all of the outstanding Common Units at the Merger Effective Time in exchange for the Common Unit Consideration.
     Section 6.6 Mailing Notice. Not later than ten (10) days prior to the date on which the Company intends to mail the Proxy Statement to its shareholders, which Proxy Statement is contemplated to include the Company Board Recommendation or a statement to the effect that the Company Board has determined and believes that the Merger Transactions are in the best interests of the Company’s shareholders, the Company may provide written notice of such intention (the “Mailing Notice”) to Parent, which Mailing Notice, if given, shall constitute a covenant of the Company to commence mailing such Proxy Statement to its shareholders on or about the date specified in the Mailing Notice. Notwithstanding the foregoing, if the Company reasonably believes the Proxy Statement is, in all material respects, in definitive form but for information to be provided by, or regarding, Parent, then the Company may notify Parent of such deficiency and its intent to commence mailing of the Proxy Statement once it receives the requisite information from Parent, in which case, such notice shall constitute a “Mailing Notice” for purposes of this Agreement.
ARTICLE VII
ADDITIONAL COVENANTS OF THE PARTIES HERETO
     Section 7.1 Proxy Statement. As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement with respect to the Company Shareholders Meeting. The Company will mail the Proxy Statement to the Company’s shareholders as of the record date established for the Company Shareholders Meeting as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall include, except to the extent provided in Section 6.3, the text of this Agreement and the Company Board Recommendation in the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions similar to the Merger Transactions. The Company shall provide Parent with a copy of the preliminary Proxy Statement and all modifications thereto prior to filing or delivery to the SEC and will consult with Parent in connection therewith. The Company will inform Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments (written or oral) thereon or requests by the SEC for additional information, will consult with Parent prior to responding (in writing or orally) to any such comments or request or filing any amendment or supplement to the Proxy Statement and will furnish to Parent copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Merger Transactions or any other filings in connection herewith or therewith and will consult with Parent in connection therewith. If at any time prior to the Merger Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or supplement to the Proxy Statement, so that any of the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by any applicable Legal Requirements, disseminated to the shareholders of the Company. All documents that each of the Company and Parent is responsible for filing with the SEC in connection with the Merger Transactions will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the New York Stock Exchange (the “NYSE”).
     Section 7.2 Company Shareholders Meeting.
     (a) As promptly as practicable following the date of this Agreement, the Company shall (i) take all action necessary under all applicable Legal Requirements to duly call, give notice of, convene and hold a Company Shareholders Meeting to vote on a proposal to adopt this Agreement and approve the Merger and the Contemplated Transactions and (ii) submit such proposal to the Company’s shareholders entitled to vote thereon at the Company Shareholders Meeting. The Company (in consultation with Parent) shall, in accordance with the NCBCA, as promptly as practicable following the date of this Agreement, set a record date for Persons entitled to notice of, and to vote at, the Company Shareholders Meeting. The Company Shareholders Meeting shall be held on a date selected by the Company in consultation with Parent. The Company shall ensure that all proxies solicited in connection with the Company Shareholders Meeting are solicited in compliance with all applicable Legal Requirements.
     (b) Subject to Section 6.3(c), (i) the Proxy Statement shall include a statement to the effect that the Company Board and the Special Committee approves this Agreement and the Merger Transactions and recommends that the Company’s shareholders vote to adopt and approve this Agreement, the Merger and the Contemplated Transactions at the Company Shareholders Meeting (such recommendation, the “Company Board Recommendation”), and (ii) except in accordance with Section 6.3(c), none of the Company Board, the Special Committee nor any committee thereof shall (A) withdraw, qualify or modify in a manner adverse to the Buyer Parties, or publicly propose to withdraw the Company Board Recommendation (B) authorize, adopt or propose any resolution to withdraw, qualify or modify the Company Board Recommendation in a manner adverse to the Buyer Parties, (C) fail to include the Company Board Recommendation in the Proxy Statement or (D) knowingly take any other action or knowingly make any other public statement that is knowingly inconsistent in any material respect with such Company Board Recommendation (any action described in clauses (A) through (D) above, a “Recommendation Withdrawal”). Subject to Section 6.3(c), the Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement, the Merger and the Contemplated Transactions and will take all other action reasonably necessary or advisable to secure the vote or consent of its shareholders required by the rules of the NYSE or applicable Legal Requirements to obtain such approval. The Company shall keep the Buyer Parties updated with respect to proxy solicitation results as reasonably requested by Parent.
     Section 7.3 Regulatory Approvals; Consents.
     (a) Subject to Section 7.3(b), Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to cause the conditions set forth in Articles VIII, IX and X to be satisfied and to consummate and make effective the Merger Transactions as promptly as practicable. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Buyer Parties and the Company Parties (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party hereto in connection with the Merger Transactions and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use their respective reasonable best efforts to obtain or cause to be obtained each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirements or Contract, or otherwise) by such party hereto in connection with the execution and delivery of this Agreement and the consummation of the Merger Transactions and (iii) shall use their respective reasonable best efforts to oppose or lift any restraint, injunction or other legal bar to the Merger Transactions. Each of the Company and Parent shall promptly deliver to the other a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.
     (b) Without limiting the generality of Section 7.3(a), the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications, if any, required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with any of the Merger Transactions. The Company Parties and the Buyer Parties shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust laws or related matters. The Company Parties and the Buyer Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking the earliest possible termination of any applicable waiting periods or suspension effects imposed by any Legal Requirements. Each of the Company and Parent shall (i) give the other parties hereto prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to this Agreement or any of the Merger Transactions, (ii) keep the other party informed as to the status of any such Legal Proceeding or threat and (iii) promptly inform the other parties hereto of any communication concerning antitrust laws to or from any Governmental Body regarding this Agreement or any of the Merger Transactions. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other antitrust law. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Governmental Body concerning the effect of applicable antitrust laws on this Agreement and any of the Merger Transactions. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust law or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.
     (c) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause any of the Acquired Companies to dispose of any assets, (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service or (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies.
     (d) The Company shall use its reasonable best efforts to obtain the Consents and waivers required to satisfy Parent’s and MergerCo’s conditions to Closing set forth in this Agreement.
     Section 7.4 Employee Benefits. If any employee of the Acquired Companies who continues employment with Parent, the Surviving Entity or any Subsidiary thereof following the Merger Effective Time (the “Continuing Employees”) begins participating in any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by Parent or any Subsidiary thereof (the “New Employee Benefit Plans”), each such Continuing Employee shall be credited under any such New Employee Benefit Plan with his or her periods of service with any Acquired Company before the Closing for purposes of participation, vesting and benefits levels where length of service is relevant to benefit levels, but not for benefit accrual under any plan or any accrual that would result in any duplication of benefits.
     Section 7.5 Indemnification of Officers and Directors.
     (a) From the Merger Effective Time through the sixth anniversary of the date on which the Merger Effective Time occurs, each of Parent and the Surviving Entity shall, jointly and severally, indemnify and hold harmless, to the fullest extent not prohibited by applicable Legal Requirements, each Covered Party who was, is or becomes, or is threatened to be made, a party to or witness or other participant in, or was or is or becomes obligated to furnish or furnishes documents in response to a subpoena or otherwise in connection with any threatened, pending or completed claim, action, suit, proceeding, arbitration or alternative dispute resolution mechanism, investigation, inquiry, administrative hearing, appeal or any other actual, threatened or completed proceeding, whether brought in the right of a Covered Party or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative, arbitrative or investigative nature (each, an “Indemnification Event”) by reason of the fact that such Person is now, has been at any time prior to the date hereof or who becomes prior to the Merger Effective Time, a director or officer of any of the Acquired Companies (the “Covered Parties”), from (i) any and all direct and indirect fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating, printing and binding costs, telephone charges, postage and delivery service fees and all other disbursements or expenses of any type or nature whatsoever reasonably incurred by a Covered Party (including reasonable attorneys’ fees) and (ii) any and all losses, claims, damages, liabilities, judgments, fines, penalties, settlement payments, awards and amounts of any type whatsoever incurred by such Covered Party in connection with or arising from any Indemnification Event (A) arising out of or, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Merger Effective Time or (B) arising out of or pertaining to the fact that the Covered Party is or was an officer or director of any of the Acquired Companies (in each case, including the taking of any action or the failure to take any action as a director or officer of any Acquired Company in connection with the Merger Transactions), whether asserted or claimed prior to, at or after the Merger Effective Time. Each Covered Party will be entitled, subject to applicable Legal Requirements, to advancement of expenses incurred in the defense of or other participation in any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Entity within ten (10) business days of receipt by Parent or the Surviving Entity from the

Covered Party of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking, to the extent required by applicable Legal Requirements, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.
     (b) The Organizational Documents of the Surviving Entity shall contain, and Parent shall cause the organizational documents of the Surviving Entity to so contain, provisions no less favorable to the Covered Parties with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Acquired Companies than are presently set forth in the Organizational Documents of the Acquired Companies.
     (c) At the Company’s election, in consultation with Parent, (i) the Company shall purchase prior to the Closing, and the Surviving Entity shall maintain following the Closing, “tail” or “run-off” insurance policies with a claims period of six (6) years from the Closing Date with respect to the current directors’ and officers’ liability insurance of the Company with substantially the same coverage and in amount and scope no less favorable, in the aggregate, than the existing directors’ and officers’ liability insurance policy of the Company (the “Current Policy”) for claims arising from facts or events that existed or occurred on or prior to the Closing Date or (ii) if the Company shall not have obtained such policies, Parent will provide, or cause the Company to provide, for a period of not less than six (6) years after the Closing Date, the Covered Parties who are insured under the Current Policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Closing that is no less favorable, taken as a whole, than the Current Policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that in no event shall the Surviving Entity be required to expend annually in excess of two hundred and fifty percent (250%) of the annual premium currently paid by the Company under the Current Policy (the “Insurance Amount”); provided, further, however, that if the premium of such insurance coverage exceeds the Insurance Amount, the Company shall be obligated to obtain, and the Surviving Corporation shall be obligated to maintain, a policy with the greatest coverage available for a cost not exceeding the Insurance Amount. Parent shall pay or cause Company to pay for all premiums under the tail or run-off insurance policies and directors’ and officers’ insurance and indemnification policies contemplated by this Section 7.5(c) not exceeding the Insurance Amount.
     (d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.5 shall survive the consummation of the Merger Transactions indefinitely, shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Entity and its Subsidiaries, and shall be enforceable by the Covered Parties and their successors, assigns, heirs or Representatives. In the event that Parent or the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its stock, properties or assets to any Person, then, in each case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 7.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to applicable Legal Requirements, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any of the Acquired Companies, including the Current Policy, or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to or in substitution for any such claims under any such policies.
     Section 7.6 Public Announcements. Except as otherwise may be required by Legal Requirements or by stock exchange rule, regulation or listing agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to any of the Merger Transactions. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and shall not permit any of their respective Representatives to, make any disclosure regarding this Agreement or any of the Merger Transactions unless (a) the other shall have approved such disclosure or (b) such party hereto shall have determined in good faith, after taking into account the advice of its outside legal counsel, that such disclosure is required by applicable Legal Requirements.
     Section 7.7 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the Merger Transactions (together with any related interests, penalties or additions to Tax, “Transfer Taxes”) and shall cooperate in attempting to minimize the amount of Transfer Taxes.
     Section 7.8 Intentionally Omitted.
     Section 7.9 Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement or any of the Merger Transactions, each of the parties hereto and their respective boards of directors (or similar governing bodies) shall (a) take all necessary action to ensure that the Merger Transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize any adverse effects of such takeover statutes.
     Section 7.10 Delisting and Deregistering of Securities. Parent and the Company shall use their respective reasonable best efforts to cause the shares of Company Common Stock and the shares of Company Series B Preferred Stock to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Merger Effective Time.
     Section 7.11 Shareholder and Limited Partner Litigation. In case of any shareholder litigation against the Company and/or its directors or limited partner litigation against the Operating Partnership and/or the Company, as its general partner, in each case, relating to any of the Merger Transactions, the Company Parties and/or counsel(s) selected by such directors or the Company will control the defense of any such litigation; provided that the Company Parties shall (a) promptly notify (and thereafter keep apprised of any development relating thereto) the Buyer Parties of any such shareholder or limited partner litigation, (b) provide the Buyer Parties and their outside counsel with the opportunity to participate in the defense of any such shareholder or limited partner litigation, including by providing copies of any pleadings or motions to be filed by the Company Parties and/or the directors of the Company reasonably in advance of any planned filing thereof, and considering in good faith any comments or recommendations with respect thereto by the Buyer Parties and their outside counsel and by otherwise consulting with and considering in good faith any comments or recommendations of the Buyer Parties and their outside counsel in connection therewith, and (c) not settle, compromise or otherwise resolve any such shareholder or limited partner litigation brought during the Pre-Closing Period, without the consent of Parent (which consent shall not be unreasonably withheld or delayed; provided, that it shall not be unreasonable for Parent to withhold such consent if such settlement, compromise or resolution (i) does not include a release of the Company Parties and the Buyer Parties and their respective Representatives and Affiliates, in a form reasonably satisfactory to Parent, or (ii) includes a payment of more than a de minimus amount); provided, however, that no Person shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege of any such Person.
     Section 7.12 Third Party Consents. Each of the Buyer Parties on one hand, and the Company Parties, on the other hand, shall use their respective reasonable best efforts to obtain any third party Consents, including any Consents from Governmental Bodies, (a) necessary, proper or advisable to consummate any of the Merger Transactions, or (b) disclosed in Section 4.2(d) of the Disclosure Letter, or (c) required to prevent, individually or in the aggregate, a Material Adverse Effect of the Acquired Companies from occurring prior to the Merger Effective Time. In the event that the Company Parties shall fail to obtain any third party Consent described in this Section 7.12, the Company Parties shall use their respective reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and the Buyer Parties and their respective businesses resulting, or which would reasonably be expected to result, after the Merger Effective Time, from the failure to obtain such Consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any Consent from any Person with respect to any of the Merger Transactions, (a) without the prior written consent of Parent, none of the Acquired Companies shall pay or commit to pay to such Person whose Consent is being solicited any material amounts of cash or other consideration, make any material commitment or incur any material Liability or other obligation due to such Person, and (b) none of the Buyer Parties or their respective Affiliates shall be required to pay or commit to pay to such Person whose Consent is being solicited any material amounts of cash or other consideration, make any material commitment or incur any material Liability or other obligation.
     Section 7.13 Alternative Structure. Notwithstanding anything to the contrary herein, the Buyer Parties and the Company acknowledge and agree that, to the extent an alternative structure for any of the Merger Transactions will provide incremental Tax benefits to the Buyer Parties or the investors therein, which alternative structure (a) would not reasonably be expected to have a Material Adverse Effect on Parent or any of the Merger Transactions and (b) would not adversely affect, in any respect, the Company Common Share Merger Consideration, the Option Merger Consideration or Common Unit Consideration, the Buyer Parties and the Company Parties will reasonably cooperate in amending this Agreement to effect such alternative structure.

     Section 7.14 2005 GE Loan Agreement. At or prior to the Merger Effective Time, the Company Parties shall, and shall cause each of the Acquired Companies to, as applicable, obtain a “payoff” letter acknowledging that, subject to repayment or redemption of any and all Debt of the Acquired Companies, including all outstanding principal amounts, any interest accrued thereon and any other fees or expenses payable thereunder, under the Loan Agreement, dated as of March 11, 2005 and as amended on June 8, 2005 and October 31, 2005 (the “2005 GE Loan Agreement”), by and between Winston SPE II LLC and General Electric Capital Corporation, (a) any and all Encumbrances relating thereto shall be released and discharged, and (b) the Company Parties shall be released from any and all material liabilities and obligations thereunder.
     Section 7.15 Wilbur Break-up Fee. Concurrently with the execution hereof by the Company, Parent shall pay the Company an amount in cash equal to the Wilbur Break-up Fee.
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY HERETO
     The respective obligations of each party hereto to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction or waiver, as of or prior to the Closing, of each of the following conditions:
     Section 8.1 Shareholder Approval. This Agreement shall have been duly adopted and the Merger and the Contemplated Transactions shall have been duly approved by the Required Company Shareholder Vote.
     Section 8.2 HSR Act. The waiting periods applicable to the consummation of the Merger Transactions specified under the HSR Act, if applicable, shall have lapsed, expired or been terminated.
     Section 8.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order or decree of any nature preventing, restraining or prohibiting the consummation of any of the Merger Transactions shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Legal Requirement enacted, adopted or deemed applicable to any of the Merger Transactions that makes consummation of any of the Merger Transactions illegal or otherwise prohibits consummation of any of the Merger Transactions.
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER PARTIES
     The respective obligations of the Buyer Parties to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or waiver by the Buyer Parties, as of or prior to the Closing, of each of the following conditions:
     Section 9.1 Accuracy of Representations. (a) Other than with respect to Sections 4.2(a), 4.2(c), 4.3 and 4.22, the representations and warranties of the Company Parties set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Material Adverse Effect,” “material,” “in all material respects” or like words) as of the date of this Agreement and as of the Closing Date as though made at such time (except to the extent that any such representation or warranty relates to any earlier date, in which case such representation or warranty shall be true and correct as of such date), except where the failure, individually or in the aggregate, of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Material Adverse Effect,” “material,” “in all material respects” or like words) would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies and (b) the representations and warranties set forth in Sections 4.2(a), 4.2(c), 4.3 and 4.22 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent that any such representation or warranty relates to any earlier date, in which case such representation or warranty shall be true and correct as of such date).
     Section 9.2 Performance of Covenants. The Company Parties shall have performed, in all material respects, all obligations and complied with, in all material respects, their agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Merger Effective Time.
     Section 9.3 Company Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the date of the Merger Effective Time, executed on behalf of the Company by an executive officer of the Company, certifying as that the conditions set forth in Sections 9.1 and 9.2 have been duly satisfied.
     Section 9.4 Tax Opinion. Parent shall have received a tax opinion of Hunton & Williams LLP (“H&W”), or other counsel to the Company satisfactory to Parent, dated as of the date of the Closing Date, prior to the Merger Effective Time, in the form of Exhibit B attached hereto (such opinion shall be based upon customary assumptions and customary representations made by any of the Acquired Companies, and such opinion shall be subject to such changes or modifications from the language set forth on such exhibits as may be deemed necessary or appropriate by H&W (or such other counsel rendering the opinion) and as shall be reasonably satisfactory to Parent).
     Section 9.5 Options. The Company shall have performed in all respects its obligations under Sections 3.1(d) and 6.4.
     Section 9.6 Limited Partners of Operating Partnership. The Company and all other required parties to the Operating Partnership Agreement shall have amended the Operating Partnership Agreement at the Merger Effective Time such that Parent may purchase one hundred (100) Common Units of the Operating Partnership for a cash purchase price of one hundred dollars ($100.00) and become a limited partner of the Operating Partnership.
     Section 9.7 Common Units. The Company shall have performed in all respects its obligations under Section 6.5, and, as of the Merger Effective Time, the Common Unit Holders shall no longer be limited partners of the Operating Partnership.

     Section 9.8 Third Party Consents. Except to the extent that the absence of any such Consent or waiver would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies, all Consents (or in lieu thereof, waivers) set forth on Section 4.2(d) of the Disclosure Letter (a) shall have been obtained, and a true, correct and complete copy of each Consent shall have been delivered to Parent at or prior to the Merger Effective Time, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.
     Section 9.9 Absence of Material Adverse Change. There shall not have occurred after the date hereof any event, violation, inaccuracy, circumstance, change, effect, development, occurrence, state of facts or other matter that, individually or in the aggregate, has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies.
     Section 9.10 Repayment of Indebtedness; Release of Liens. At or prior to the Merger Effective Time, all existing Debt of the Acquired Companies, including all outstanding principal amounts, any interest accrued thereon and any other fees or expenses payable thereunder, under the 2005 GE Loan Agreement shall have been repaid or redeemed, any Encumbrances that existed in connection therewith shall have been released and discharged and the Company Parties shall have delivered to Parent evidence satisfactory to Parent of the foregoing.
ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY PARTIES
     The respective obligations of the Company Parties to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or waiver by the Company Parties, as of or prior to the Closing, of each of the following conditions:
     Section 10.1 Accuracy of Representations. The representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Material Adverse Effect,” “material,” “in all material respects” or like words) as of the date of this Agreement and as of the Closing Date as though made at such time (except to the extent that any such representation or warranty relates to any earlier date, in which case such representation or warranty shall be true and correct as of such date), except where the failure, individually or in the aggregate, of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Material Adverse Effect,” “material,” “in all material respects” or like words) would not reasonably be expected to have a Material Adverse Effect on Parent.
     Section 10.2 Performance of Covenants. The Buyer Parties shall have performed, in all material respects, all obligations and complied with, in all material respects, their agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Merger Effective Time.

     Section 10.3 Parent Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated as of the date of the Merger Effective Time, executed on behalf of Parent by an executive officer of Parent, certifying that the conditions set forth in Sections 10.1 and 10.2 have been duly satisfied.
ARTICLE XI
TERMINATION
     Section 11.1 Termination. This Agreement may be terminated and the Merger and the Contemplated Transactions may be abandoned at any time prior to the Merger Effective Time by action taken or authorized by the board of directors, similar governing body or members of the terminating party or parties hereto (whether before or after adoption of this Agreement by the Company’s shareholders, unless otherwise set forth below):
     (a) by mutual written consent of Parent and the Company;
     (b) by either Parent or the Company, by notice to the other if the Merger and the Contemplated Transactions shall not have been consummated on or before September 30, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party hereto whose failure or whose Affiliate’s failure to fulfill any obligation or other breach under this Agreement materially contributed to, or resulted in, the failure of the Merger Effective Time to occur on or before the End Date;
     (c) by either Parent or the Company, by notice to the other if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger Transactions; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 11.1(c) shall have used its reasonable best efforts to remove such final and nonappealable order, decree or ruling;
     (d) by either Parent or the Company, by notice to the other if (i) the Company Shareholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s shareholders shall have voted on a proposal to adopt this Agreement, and approve the Merger and the Contemplated Transactions and (ii) this Agreement shall not have been adopted and the Merger and the Contemplated Transactions shall not have been approved at such Company Shareholders Meeting (and shall not have been adopted and approved at any adjournment or postponement thereof) by the Required Company Shareholder Vote;
     (e) by Parent, by notice to the Company if a Company Triggering Event shall have occurred;
     (f) by the Company, prior to the adoption and approval of this Agreement, the Merger and the Contemplated Transactions by the Required Company Shareholder Vote and if the Company has not breached or violated Section 6.3 in any material respect, if the Company Board and the Special Committee have concluded in good faith, after consultation with the Company’s (or the Special Committee’s, as applicable) outside legal and financial advisors, that an unsolicited Acquisition Proposal is a Superior Proposal and a Recommendation Withdrawal has been made and the Company Board and the Special Committee have authorized, approved or recommended, subject to the Superior Proposal Termination Procedures, the entering into of an Acquisition Agreement for a Superior Proposal but only if (i) after providing a written Superior Proposal Notice to Parent, (ii) in light of such Superior Proposal a majority of the disinterested directors of the Company Board and the Special Committee shall have determined in good faith, after consultation with outside counsel, that the failure to withdraw, qualify or modify the Company Board Recommendation would be inconsistent with the fiduciary obligations of the Company Board to the Company’s shareholders under applicable Legal Requirements, (iii) the Company shall have promptly notified Parent in writing of the determinations described in clause (ii) above, (iv) at least three (3) business days following receipt by Parent of the Superior Proposal Notice, and taking into account any revised proposal made by Parent following receipt of the Superior Proposal Notice, a majority of the disinterested directors of the Company Board and the Special Committee has concluded such Superior Proposal remains a Superior Proposal and has again made the determinations referred to in clause (ii) above (the steps in clauses (i) through (iv) above, the “Superior Proposal Termination Procedures”), and (v) the Company has paid the Company Termination Fee and the Parent Expenses pursuant to Section 11.3(a)(ii) simultaneously with such termination (any purported termination pursuant to this Section 11.1(f) shall be void and of no force or effect unless the Company shall have made such payment);
     (g) by Parent, by notice to the Company (i) if any of the representations and warranties of the Company Parties herein shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 9.1 would be incapable of being satisfied, (ii) if any of the Company Parties’ representations and warranties herein become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.1 would be incapable of being satisfied or (iii) any of the covenants of the Company Parties contained in this Agreement shall have been breached by any of the Company Parties, such that the condition set forth in Section 9.2 would be incapable of being satisfied, and, in each case, to the extent curable, the inaccuracy or breach shall not have been cured within thirty (30) days after notice by Parent to the Company pursuant to this Section 11.1(g); and
     (h) by the Company, by notice to Parent (i) if any of the representations and warranties of the Buyer Parties herein shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 10.1 would be incapable of being satisfied, (ii) if any of the representations and warranties of the Buyer Parties herein shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 10.1 would be incapable of being satisfied or (iii) if any of the covenants of the Buyer Parties herein contained in this Agreement shall have been breached by any of the Buyer Parties such that the condition set forth in Section 10.3 would be incapable of being satisfied, and, in each case, to the extent curable, the inaccuracy or breach shall not have been cured within thirty (30) days after notice by the Company to Parent pursuant to this Section 11.1(h).
     Section 11.2 Effect of Termination. In the event of the termination of this Agreement as provided in Article XI, this Agreement shall forthwith become void and be of no further force or effect and the Merger and the Contemplated Transactions shall be abandoned without further action by any of the parties hereto without any further liability or obligation on the part of any party hereto or its respective Affiliates; provided, however, that (i) this Section 11.2, Section 11.3 and Article XII shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any of its representations or warranties or any willful breach of any of its covenants or other provision agreements contained in this Agreement prior to such termination.
     Section 11.3 Expenses; Termination Fees.
     (a) Except as set forth in this Section 11.3, all fees and expenses incurred in connection with this Agreement and any of the Merger Transactions (including fees and expenses payable to Representatives) shall be paid by the party hereto incurring such fees and expenses, whether or not the Merger Transactions are consummated; provided, however, that:
     (i) Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with any filings required by the parties hereto of applicable pre-merger notification and report forms relating to any of the Merger Transactions under the HSR Act and any filings required of any notice or other documents under any applicable foreign antitrust law or regulation;
     (ii) if this Agreement is terminated by (A) Parent pursuant to Section 11.1(e) or Section 11.1(g) or (B) the Company pursuant to Section 11.1(f), then the Company shall pay to Parent in accordance with Section 11.3(f), in the case of a termination pursuant to clause (A) above, as promptly as practicable following such termination (and, in any event, within two (2) business days following such termination), and in the case of a termination pursuant to clause (B) above, at or prior to the time of, and as a condition to the effectiveness of, such termination, in each case, an amount equal to the sum of (x) the Company Termination Fee and (y) the aggregate amount of the fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees, investment banking fees, incremental overhead expenses, costs and expenses related to interest rate hedges, filing fees and printing and mailing expenses) that have been paid or that become payable by or on behalf of the Buyer Parties in connection with the preparation, negotiation and enforcement of this Agreement and otherwise in connection with the Merger Transactions, not to exceed $9,000,000 (the “Parent Expenses”);
     (iii) if this Agreement is terminated by (A) Parent pursuant to Section 11.1(d) or (B) the Company pursuant to 11.1(d), then the Company shall pay to Parent in accordance with Section 11.3(f), (x) in the case of a termination pursuant to clause (A) above, as promptly as practicable following such termination (and, in any event, within two (2) business days following such termination), and in the case of a termination pursuant to clause (B) above, at or prior to the time of, and as a condition to the effectiveness of, such termination, in each case, an amount equal to the aggregate Parent Expenses and (y) on the earlier of the date that the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal or that such Acquisition Proposal is consummated, if concurrently with the termination of this Agreement or within twelve (12) months thereafter, an amount equal to the Company Termination Fee;

     (iv) if this Agreement is terminated by Parent or the Company pursuant to Section 11.1(b), and (A) an Acquisition Proposal shall have been made to the Company Parties or publicly announced prior to such termination date, and for purposes of this Section 11.3(a)(iv), “50%” shall be substituted for “20%” in the definition of Acquisition Transaction, and (B) concurrently with the termination of this Agreement or within twelve (12) months thereafter, the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then the Company shall pay to Parent in accordance with Section 11.3(f), on the earlier of the date that the Company enters into the Acquisition Agreement or such Acquisition Proposal is consummated, an amount equal to the sum of the Company Termination Fee and the Parent Expenses; and
     (v) if (A) this Agreement is terminated by the Company pursuant to Section 11.1(b) (unless an Acquisition Proposal shall have been made to the Company Parties or publicly announced prior to such termination date, and for purposes of this Section 11.3(a)(v), “50%” shall be substituted for “20%” in the definition of Acquisition Transaction) and all of the conditions set forth in Articles VIII and IX have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) or (B) this Agreement is terminated by the Company pursuant to Section 11.1(h), then Parent shall pay to the Company in accordance with Section 11.3(d) an amount equal to the sum of (x) $11,000,000 (the “Parent Termination Fee”), and (y) the aggregate amount of the fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees, investment banking fees, incremental overhead expenses, costs and expenses related to interest rate hedges, filing fees and printing and mailing expenses) that have been paid or that become payable by or on behalf of the Company Parties in connection with the preparation, negotiation and enforcement of this Agreement and otherwise in connection with the Merger Transactions, not to exceed $9,000,000 (the “Company Expenses”).
     (b) Within two (2) business days after the termination of this Agreement by (i) Parent or the Company pursuant to Section 11.1(b), 11.1(c) or 11.1(d); (ii) Parent pursuant to Section 11.1(e) or 11.1(g); or (iii) the Company pursuant to Section 11.1(f) (in which case the amount below shall be payable at the time of termination), the Company shall pay to Parent, in addition to any amounts otherwise payable pursuant to this Agreement, an amount equal to the Wilbur Break-up Fee that Parent paid to Company pursuant to Section 7.15 (such payment being referred to as the “Wilbur Break-up Fee Reimbursement”).
     (c) In the event that Parent is obligated to pay the Parent Termination Fee and the Company Expenses, Parent shall pay to the Company, from the Parent Termination Fee and Company Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Parent Termination Fee and the Company Expenses and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(H) or 856(c)(3)(I) of the Code (“Qualifying Income”), as determined by the Company’s independent public accountants, plus (B) in the event the Company receives either (x) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described below in this Section 11.3(c) (but in any case not to increase the amount of the Parent Termination Fee or the

Company Expenses) or (y) an opinion from the Company’s outside counsel as described below in this Section 11.3(c), an amount equal to the Parent Termination Fee and the Company Expenses less the amount payable under clause (A) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Parent Termination Fee and the Company Expenses with an escrow agent selected by Parent and on such terms (subject to this Section 11.3(c)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Fee and the Company Expenses pursuant to this Section 11.3(c) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 11.3 by wire transfer or bank check. The escrow agreement shall provide that the Parent Termination Fee and the Company Expenses in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee and the Company Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Fee and the Company Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Parent Termination Fee and the Company Expenses to the Company. Parent agrees to amend this Section 11.3(c) at the reasonable request of the Company in order to (i) maximize the portion of the Parent Termination Fee and the Company Expenses that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Company’s chances of securing a favorable ruling described in this Section 11.3(c) or (iii) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 11.3(c). The escrow agreement shall also provide that any portion of the Parent Termination Fee and the Company Expenses held in escrow for five (5) years shall be released by the escrow agent to Parent. Parent shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.
     (d) In the event that Parent is required to pay the Parent Termination Fee and the Company Expenses pursuant to a termination of this Agreement, such amount shall be paid into escrow as provided in Section 11.3(c) as promptly as practicable following such termination, but in no event more than two (2) business days following such termination.
     (e) In the event that the Company is obligated to pay any of the Company Termination Fee, the Parent Expenses or the Wilbur Break-up Fee Reimbursement, the Company shall pay to Parent, from the Company Termination Fee, Parent Expenses and Wilbur Break-up Fee Reimbursement deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Company Termination Fee, the Parent Expenses and the Wilbur Break-up Fee

Reimbursement and (ii) the sum of (A) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by Parent’s independent public accountants, plus (B) in the event Parent receives either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS described below in this Section 11.3(e) (but in any case not to increase the amount of the Company Termination Fee, Parent Expenses or Wilbur Break-up Fee Reimbursement) or (y) an opinion from Parent’s outside counsel as described below in this Section 11.3(e), an amount equal to the Company Termination Fee, the Parent Expenses and Wilbur Break-up Fee Reimbursement less the amount payable under clause (A) above. To secure the Company’s obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the Company Termination Fee, the Parent Expenses and Wilbur Break-up Fee Reimbursement (as applicable) with an escrow agent selected by the Company and on such terms (subject to this Section 11.3(e)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Company Termination Fee, the Parent Expenses and Wilbur Break-up Fee Reimbursement (as applicable) pursuant to this Section 11.3(e) shall be made at the time the Company is obligated to pay Parent such amounts pursuant to Section 11.3 by wire transfer or bank check. The escrow agreement shall provide that the Company Termination Fee, the Parent Expenses and the Wilbur Break-up Fee Reimbursement in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following: (i) a letter from Parent’s independent public accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Parent’s accountants revising that amount, in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent’s counsel indicating that Parent received a ruling from the IRS holding that the receipt by Parent of the Company Termination Fee and the Parent Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Fee, the Parent Expenses and the Wilbur Break-up Fee Reimbursement would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Company Termination Fee, the Parent Expenses and the Wilbur Break-up Fee Reimbursement to Parent. The Company agrees to amend this Section 11.3(e) at the reasonable request of Parent in order to (i) maximize the portion of the Company Termination Fee, the Parent Expenses and the Wilbur Break-up Fee Reimbursement that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve Parent’s chances of securing a favorable ruling described in this Section 11.3(e) or (iii) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 11.3(e). The escrow agreement shall also provide that any portion of the Company Termination Fee, the Parent Expenses and the Wilbur Break-up Fee Reimbursement held in escrow for five (5) years shall be released by the escrow agent to the Company. The Company shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

     (f) In the event that the Company is required to pay the Company Termination Fee, the Parent Expenses or the Wilbur Break-up Fee Reimbursement, pursuant to a termination of this Agreement, such amount shall be paid into escrow as provided in Section 11.3(e) as promptly as practicable following such termination, but in no event more than two (2) business days following such termination.
     (g) The parties hereto agree and understand that in no event shall the Company or Parent be required to pay the Company Termination Fee, the Parent Termination Fee or the Wilbur Break-up Fee Reimbursement, respectively, on more than one occasion. The parties hereto acknowledge that the agreements contained in this Section 11.3 are an integral part of the Merger Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement. In the event any party hereto is required to file suit to seek all or portion of the amounts payable under this Section 11.3, and such party hereto prevails in such litigation, such party hereto shall be awarded to all reasonable expenses, including reasonable attorneys’ fees and expenses, that it has incurred in enforcing its rights under this Section 11.3.
ARTICLE XII
MISCELLANEOUS PROVISIONS
     Section 12.1 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing signed by the parties hereto at any time (whether before or after adoption of this Agreement by the shareholders of the Company) prior to the Merger Effective Time; provided, however, that (a) each amendment, modification or supplement shall have been duly authorized by the board of directors (or other governing body or entity) of each party hereto and (b) after adoption of this Agreement by the Company’s shareholders, no amendment, modification or supplement shall be made without further approval by the shareholders of the Company if such amendment, modification or supplement, pursuant to any applicable Legal Requirements, requires further approval of the shareholders of the Company.
     Section 12.2 Waiver.
     (a) Neither any failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirements, (i) no claim or right arising out of this Agreement can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party hereto, (ii) no waiver that may be given by a party hereto will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one party hereto will be deemed to be a waiver of any obligation of that party hereto or of the right of the party hereto giving such notice or demand to take further action without notice or demand as provided in this Agreement.
     (b) At any time prior to the Merger Effective Time, Parent (with respect to the Company Parties) and the Company (with respect to the Buyer Parties), may, to the extent allowed by any applicable Legal Requirements, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party hereto.
     Section 12.3 No Survival. None of the representations and warranties, or any covenant to be performed prior to the Merger Effective Time, contained in this Agreement shall survive the Merger Effective Time. This Section 12.3 shall not limit the survival of any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance, in whole or in part, after the Merger Effective Time.
     Section 12.4 Entire Agreement. This Agreement (including the documents relating to the Merger Transactions and the Exhibits attached to this Agreement), including the Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect thereto.
     Section 12.5 Execution of Agreement; Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 12.6 Governing Law. This Agreement and the rights and duties of the parties hereto hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware (except that the provisions of the DLLCA and the NCBCA applicable to the Merger and the Contemplated Transactions shall govern the Merger and the Contemplated Transactions and Articles II and III to the extent mandatorily required thereby), without regard to conflicts of laws principles.
     Section 12.7 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any of the Merger Transactions shall be brought against any of the parties only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the courts of the United States of America located in New Castle County, Delaware, and each of the parties hereto consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, waives any objection to venue laid therein and agrees not to plead or claim in any such courts that such proceeding brought therein has been brought in any inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such proceeding referred to in the preceding sentence may be served on any party hereto in the manner provided in Section 12.13 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof.

     Section 12.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.8.
     Section 12.9 Remedies; Specific Performance.
     (a) Except as otherwise provided in this Section 12.9 or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.
     (b) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company Parties in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 11.1, the Buyer Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties hereto acknowledge that the Company Parties shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Buyer Parties or to enforce specifically the terms and provisions of this Agreement and that the Company Parties’ sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Sections 11.3(a) and 12.9(a); provided, however, the Company Parties shall be entitled to seek specific performance to prevent any breach by the Buyer Parties of Section 6.1(b).
     Section 12.10 Disclosure Letter. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception set forth as such in the Disclosure Letter), the statements in this Agreement will control.
     Section 12.11 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company’s rights hereunder may be assigned (whether pursuant to a merger, by operation of law or otherwise) by the Company without the prior written consent of Parent; provided, further, that any of the Buyer Parties may, without the prior written consent of the Company, assign any or all of its rights and/or delegate any or all of its obligations to a direct or indirect wholly-owned Subsidiary or other Affiliate of the Buyer Parties; provided, however, that, notwithstanding any such assignment, the Buyer Parties shall remain liable to perform all of their respective obligations hereunder. Notwithstanding anything to the contrary set forth herein, the Buyer Parties and the Surviving Entity may assign and transfer to any entity providing financing for the Merger Transactions (or any refinancing of such financing) as security for such financing all of the interest, rights and remedies of the Buyer Parties and the Surviving Entity with respect to this Agreement. The Company Parties hereby expressly consent to such assignment. Any such assignment will be made for collateral security purposes only and will not release or discharge the Buyer Parties or the Surviving Entity from any obligations they may have pursuant to this Agreement. Any attempted assignment of this Agreement or of any such rights by the Company without such consent shall be void and of no effect.
     Section 12.12 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Merger Effective Time, the Covered Parties shall be third party beneficiaries of, and entitled to enforce, Section 7.5.
     Section 12.13 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party hereto when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with appropriate confirmation of transmission, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice, given pursuant to this Section 12.13, to the other parties hereto); provided, that any communication delivered or sent on a day that is not a business day or after 5:00 p.m. (local time) on a business day shall be deemed to have been delivered or sent on the next following business day; provided, further, that the immediately preceding proviso shall not apply to any notification provisions herein set forth in terms of hours, which notifications shall be deemed to have been delivered or sent when actually delivered or sent:
the Company (before the Closing):
Winston Hotels, Inc.
2626 Glenwood Avenue
Suite 200
Raleigh, North Carolina 27608
Attention: Robert W. Winston, III
Fax No.: 919-510-5251
Telephone No.: 919-510-6017
E-mail address: bwinston@winstonhotels.com

with a copy (which shall not constitute notice) to:
Hunton & Williams, LLP
River Front Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23226
Attention: Daniel LeBey, Esq.
Fax No.: 804-788-8200
Telephone No.: 804-788-7366
E-mail address: dlebey@hunton.com
and a copy (which shall not constitute notice) to:
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, North Carolina 27607-7506
Attention: J. Christopher Lynch
Fax No.: (919) 781-4865
Telephone No.: (919) 781-4000
E-mail address: clynch@wyrick.com
the Buyer Parties:
c/o Inland American Real Estate Trust, Inc.
2901 Butterfield Road
Oakbrook, IL 60523
Attention: Robert H. Baum
Fax No.: (630) 954-5664
Telephone No.: (630) 218-8034
E-mail address: bbaum@inlandgroup.com
with a copy (which shall not constitute notice) to:
DLA Piper US LLP
6225 Smith Avenue
Baltimore, MD 21209-3600
Attention: R.W. Smith, Jr.
Fax No.: (410) 580-3266
Telephone No.: (410) 580-4266
E-mail address: jay.smith@dlapiper.com
     Section 12.14 Cooperation. Subject to the terms and conditions of this Agreement, the Company Parties and the Buyer Parties agree to cooperate fully with one another and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Company Parties and the Buyer Parties to evidence or reflect the Merger Transactions and to carry out the intent and purposes of this Agreement.

     Section 12.15 Legal Representation of the Parties. This Agreement was negotiated and jointly drafted by the parties hereto with the benefit of legal representation and each party hereto hereby waives the application of any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party hereto shall not apply to any construction or interpretation hereof.
     Section 12.16 Headings. The table of contents and descriptive headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not affect in any way the meaning, construction or interpretation of this Agreement.
     Section 12.17 Severability. If any term or other provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction or any rule of law or public policy or the application of this Agreement to any Person or circumstance is held invalid or unenforceable by any court of competent jurisdiction or any rule of law or public policy, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.
     Section 12.18 Interpretation. Definitions shall apply equally to both the singular and plural forms of the defined terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, the phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits hereto, and not to any particular provision of this Agreement. Unless the context shall require otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law shall be deemed to refer also to any rules and regulations promulgated under that law. References to a Person also refer to its predecessors and permitted successors and assigns.
[The next page is the signature page.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

WINSTON HOTELS, INC.

By:	/s/ Joseph V. Green

Name: Joseph V. Green
Title: President and Chief Financial Officer

WINN LIMITED PARTNERSHIP

By: Winston Hotels, Inc., its sole general partner

By:	/s/ Joseph V. Green

Name: Joseph V. Green
Title: President and Chief Financial Officer

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Lori J. Foust

Name: Lori J. Foust
Title: Treasurer

INLAND AMERICAN ACQUISITION (WINSTON), LLC

By: Inland American Real Estate Trust, Inc., its manager

By:	/s/ Lori J. Foust

Name:	Lori J. Foust
Title:	Treasurer

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